Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

EXECUTION COPY

Exhibit 10.5

TRANSACTION AGREEMENT
BY AND AMONG
CVR-CAPTUREPOINT PARENT LLC
CVR PARTNERS, LP
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
CAPTUREPOINT LLC
AND
THE INVESTORS
RELATING TO
THE PURCHASE OF MEMBERSHIP INTERESTS
IN CVR-CAPTUREPOINT LLC
Dated as of January 6, 2023
_______________________________________________________________________

TABLE OF CONTENTS
i

EXHIBITS
Exhibit A        CapturePoint Carbon Oxides Purchase Agreement
Exhibit B        CapturePoint Operating and Maintenance Agreement
Exhibit C        CC Pipeline
Exhibit D        CRNF Carbon Oxides Purchase Agreement
Exhibit E        Nitrogen Facility
Exhibit F        Sequestration Agreement
Exhibit G        Site
Exhibit H        Site Lease Agreement Amendment
Exhibit I        NBU CO2-EOR Project
Exhibit J        Notice Addresses

Exhibits have been
omitted pursuant to Item 601(a)(5) of Regulation S-K
and will be provided to the Securities and Exchange Commission upon request.

TRANSACTION AGREEMENT
This Transaction Agreement (this “Agreement”), dated as of January 6, 2023 (the “Closing Date”), is made and entered into by and among the Investors (as defined below), CVR-CapturePoint Parent LLC, a Delaware limited liability company (“Seller”), CVR Partners, LP, a Delaware limited partnership (“CVRP”), Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“CRNF”) and CapturePoint LLC, a Texas limited liability company (“CapturePoint”). Investors, Seller, CVRP, CRNF and CapturePoint are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    CVRP, acting through its wholly-owned subsidiary, CRNF, owns and operates a Nitrogen Facility (as defined below) located in Coffeyville, Kansas that produces ammonia and urea ammonium nitrate from petroleum coke.
B.    As part of the Nitrogen Facility, synthetic gas undergoes acid gas removal using the Selexol Unit (as defined below), which separates carbon dioxide, hydrogen, and other tail gases. A portion of the carbon dioxide is then purified using a series of compressors, exchangers and reactors (the “Purification Equipment”).
C.    Currently, a portion of the carbon dioxide separated by the Selexol Unit is processed and then is sold to CapturePoint for use as a tertiary injectant in enhanced oil recovery (the “EOR CO2”), and the remaining carbon dioxide is purified by the Purification Equipment and used by CVRP in the production of urea as a building block for urea ammonium nitrate fertilizer. CapturePoint compresses the EOR CO2 using the CC Assets (as defined below) that are owned by CapturePoint and located at the Nitrogen Facility.
D.    CVR-CapturePoint LLC, a Delaware limited liability company (the “Project Company”) was initially formed by CRNF as a wholly-owned subsidiary of CRNF.
E.    Prior to the Closing, CapturePoint contributed the CC Assets to CP Coffeyville Compression LLC, a newly-formed Delaware limited liability company (“CompressionCo”). Following such contribution to CompressionCo, CRNF and CapturePoint formed the Seller as an entity that is owned 50% by each of them and in connection with such formation the following transactions occurred, which transactions were effective as of the day prior to the Closing Date: (1) CapturePoint contributed 100% of its interest in CompressionCo to Seller, (2) CRNF contributed 100% of its interests in the Project Company to Seller, (3) CRNF contributed its rights and obligations under the Existing CapturePoint Carbon Oxides Purchase Agreement to Seller, which in turn contributed such agreement to CompressionCo, as a wholly owned subsidiary of Seller, (4) Seller contributed 100% of its interests in CompressionCo to the Project Company and (5) the Existing CapturePoint Carbon Oxides Purchase Agreement was terminated by CompressionCo and CapturePoint and was replaced with the CapturePoint Carbon Oxides Purchase Agreement and the CRNF Carbon Oxides Purchase Agreement.
F.    After giving effect to the transactions described above, (1) Seller is the sole member of the Project Company, (2) CompressionCo is a wholly-owned subsidiary of the Project Company and (3) Project Company and CompressionCo are, for U.S. federal income tax purposes, disregarded as separate from the Seller.
G.    Investors desire to purchase from Seller, and Seller desires to sell to Investors, the Purchased Membership Interests (as defined herein).

AGREEMENT
In consideration of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement (including the recitals hereof), the following terms have the meanings specified in this Section 1.1:
“45Q Legal Requirements” means all legal requirements applicable (i) to the capture, processing, transport and sequestration of Captured Carbon Oxides in a manner that qualifies for Tax Credits, including legal requirements under Subpart RR (or any alternative requirement approved in writing by the Investors) and Section 45Q (and any applicable U.S. Treasury Regulations or administrative guidance thereunder) and (ii) to qualify as originally placed in service as of February 9, 2018 due to the making of a Grandfathered Election.
“Account” means an account of Seller, as designated in writing by Seller to Investors no later than three Business Days prior to the Closing Date or such other account as Seller shall designate in writing to Investors no later than ten Business Days prior to a Quarterly Purchase Price Payment Date or any date for a Contingent Purchase Price Payment.
“Additional Investor” means [***].
“Additional Investor Guarantee” means the Guarantee, dated as of the Closing Date, made by the Additional Investor Guarantor in favor of Seller and the Project Company.
“Additional Investor Guarantor” means [***].
“Adverse Tax Impact” has the meaning given to such term in Section 8.4(c).
“Adversely Affected Member” has the meaning given to such term in the Project Company LLC Agreement.
“Affected Person” has the meaning given to such term in Section 2.5(c).
“Affiliate” means, in relation to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, however, Affiliates of CVRP and CRNF shall include only CVR Energy, Inc. and the subsidiaries of CVR Energy, Inc.; provided, further, that in the event a spin-off of CVR Energy, Inc.’s interests in CVRP is consummated, then Affiliates of CVRP and CRNF shall include only the publicly traded company (“Spinco”) that directly owns the general partner of CVRP, and on the date of the spin-off approximately 37 percent of the common units (representing limited partner interests) of CVRP, and the subsidiaries of Spinco. For purposes of this definition, “control”, “controlled by”, and “under common control with”, as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, for purposes of this Agreement (i) the Project Company will be deemed not to be an Affiliate of the CapturePoint Operator, any of the Members or the Manager of the Project Company and none of the Members or the Manager of the Project Company or the CapturePoint Operator will be deemed to be an

Affiliate of the Project Company and (ii) CVRP, CapturePoint and their respective Affiliates will be deemed to be Affiliates of the Manager of the Project Company.
“AFR” means the applicable U.S. federal rate announced from time to time by the IRS pursuant to Section 1274(d) of the Code.
“Agreement” has the meaning given to such term in the introductory paragraph hereof, as the same may be amended, modified or supplemented from time to time.
“Allocation Schedule” has the meaning given to such term in Section 9.12(b).
“Applicable Law” means, as to any Person, any law (including common law), statute, act, decree, ordinance, rule, directive (to the extent having the force of law), order, writ, injunction, judgment, treaty, code or regulation (including Environmental Laws and any of the foregoing relating to health and safety matters) or any interpretation (to the extent having the force of law) of any of the foregoing, as enacted, issued or promulgated by any Governmental Body, including all amendments, modifications, extensions, replacements or re-enactments thereof and all rules and regulations promulgated thereunder, in each case, applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject, including all legal requirements applicable to the capture, processing, transport and sequestration of Captured Carbon Oxides in a manner that qualifies for Tax Credits, including legal requirements under Subpart RR (or any alternative requirement approved in writing by the Investors) and Section 45Q (and any applicable U.S. Treasury Regulations or administrative guidance thereunder).
“Assignment Agreements” means the Assignment of Membership Interest, of even date herewith, by and between each Investor and Seller.
“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Denver, Colorado or New York, New York are authorized by Applicable Law or governmental action to close.
“Capped Indemnification Sections” has the meaning set forth in Section 9.5(b).
“Captured Carbon Oxides” means all carbon oxides generated by the Nitrogen Facility and captured by the Selexol Unit.
“CapturePoint” has the meaning given to such term in the introductory paragraph hereof.
“CapturePoint Audited Financial Statements” has the meaning given to such term in Section 5.9.
“CapturePoint Carbon Oxides Purchase Agreement” means the Carbon Oxides Purchase and Sale Agreement to be entered into as of the day prior to the Closing Date by and between CapturePoint, as purchaser, and CompressionCo, as seller, in the form set forth as Exhibit A to this Agreement, as the same may be amended, modified or supplemented from time to time.
“CapturePoint Environmental Permits” has the meaning given to such term in Section 5.7(a).
“CapturePoint Financial Statements” has the meaning given to such term in Section 5.9.
“CapturePoint Interim Financial Statements” has the meaning given to such term in Section 5.9.

“CapturePoint Licenses and Permits” has the meaning given to such term in Section 5.8.
“CapturePoint Operating and Maintenance Agreement” means that certain Operating and Maintenance Agreement to be entered into as of the day prior to the Closing Date by and between CapturePoint and CompressionCo, in the form set forth as Exhibit B to this Agreement, as the same may be amended, modified or supplemented from time to time.
“CapturePoint Operator” means CapturePoint or any permitted successor to such Person that is then serving as operator under the CapturePoint Operating and Maintenance Agreement.
“CapturePoint Real Property” means all Real Property Rights of any CapturePoint Related Party with respect to the CC Pipeline and the NBU CO2-EOR Project.
“CapturePoint Related Party” means each of CapturePoint and each of its Affiliates that is a party to a CC Project Document or another Contract with a Project Company Related Party, but in no event will it include a Project Company Related Party or the Seller.
“CC Assets” means (a) the carbon oxides compressors identified on Schedule 4.9(a) and all other assets and components of property set forth on such Schedule 4.9(a); and (b) all rights of CapturePoint under the real property rights identified on Schedule 1(b) to that certain Bill of Sale and Assignment and Assumption Agreement effective as of January 5, 2023, between CapturePoint and CompressionCo.
“CC Contribution Agreements” means the contribution agreements, bills of sale, assignment and assumption agreements and related transfer documents by and between: (a) CapturePoint and CompressionCo pursuant to which CapturePoint contributed the CC Assets to CompressionCo; (b) CapturePoint and Seller pursuant to which CapturePoint contributed 100% of its interest in CompressionCo to Seller, in exchange for an interest in Seller; (c) CRNF, Seller and CompressionCo pursuant to which CRNF contributed (i) 100% of its interests in the Project Company to Seller and (ii) all of its rights and obligations in the Existing CapturePoint Carbon Oxides Purchase Agreement to CompressionCo, as a wholly owned subsidiary of Seller, together in exchange for an interest in Seller; and (d) Seller and the Project Company pursuant to which Seller contributed 100% of its interests in CompressionCo to the Project Company.
“CC Pipeline” means the pipeline and related Real Property Rights owned by CapturePoint and used for the purpose of transporting the Captured Carbon Oxides from the compressors that are part of the CC Assets to the NBU CO2-EOR Project, as such pipeline is further identified on Exhibit C of this Agreement.
“CC Project Documents” means (a) the CRNF Carbon Oxides Purchase Agreement, (b) the CapturePoint Carbon Oxides Purchase Agreement, (c) the Sequestration Agreement, (d) the Site Lease Agreement, and (e) the CapturePoint Operating and Maintenance Agreement.
“Claim” means any demand, claim, suit, action, investigation, legal proceeding (whether at law or in equity, and whether civil, criminal or administrative in nature), arbitration, audit, examination, assessment, inquiry or request for information.
“Class A Member” has the meaning set forth in the Project Company LLC Agreement.
“Class A Membership Interest” has the meaning given to such term in the Project Company LLC Agreement.
“Class B Member” has the meaning set forth in the Project Company LLC Agreement.

“Class B Membership Interest” has the meaning given to such term in the Project Company LLC Agreement.
“Closing” has the meaning given to such term in Section 3.1.
“Closing Date” has the meaning given to such term in the introductory paragraph hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“CompressionCo” has the meaning given to such term in the recitals hereof.
“Confidential Information” has the meaning given to such term in Section 10.11.
“Consultation” or “Consult” means to confer with in good faith and on a time frame that is reasonable under the circumstances and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.
“Contingent Purchase Price Payment” has the meaning given to such term in Section 2.4(a)(i).
“Contingent Purchase Price Payment Invoice” has the meaning given to such term in Section 2.4(a)(iii).
“Contingent Purchase Price Threshold” has the meaning given to such term in Section 2.4(a)(i).
“Contract” means any agreement, indenture, mortgage, easement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness or other similar arrangement or understanding, whether oral or written, including all amendments or modifications thereto.
“Contract Quantity” means the mixed gas stream that is the output of the Selexol Unit and includes 100% of the Captured Carbon Oxides, less up to a maximum of [***] Tons of Captured Carbon Oxides per Year retained by Seller for use as Utilization CO2, less any such gas that CompressionCo is unable to compress with the CC Assets or transport or sequester pursuant to the CapturePoint Operating and Maintenance Agreement or the Sequestration Agreement at any given time.
“CP Title Transfer Point” has the meaning set forth in the CapturePoint Carbon Oxides Purchase Agreement.
“CRNF” has the meaning given to such term in the introductory paragraph hereof.
“CRNF Carbon Oxides Purchase Agreement” means the Carbon Oxides Purchase and Sale Agreement to be entered into as of the day prior to the Closing Date by and between CRNF, as seller, and CompressionCo, as buyer, in the form set forth as Exhibit D to this Agreement, as the same may be amended, modified or supplemented from time to time.
“CRNF Title Transfer Point” has the meaning set forth in the CRNF Carbon Oxides Purchase Agreement.
“CVR Member Parent Guarantee” means a guarantee in form substantially similar to the Class A Member Parent Guarantees entered into by CVRP in favor of the Company and the Class A Members in relation to the obligations of the Class B Member and the Manager under this Agreement and the Seller under and as defined in the CRNF Carbon Oxides Purchase Agreement.
“CVRP” has the meaning given to such term in the introductory paragraph hereof.
“CVRP Audited Financial Statements” has the meaning given to such term in Section 6.10.
“CVRP Environmental Permits” has the meaning given to such term in Section 6.8(a).
“CVRP Financial Statements” has the meaning given to such term in Section 6.10.
“CVRP Interim Financial Statements” has the meaning given to such term in Section 6.10.
“CVRP Licenses and Permits” has the meaning given to such term in Section 6.9.
“CVRP Real Property” means all Real Property Rights of any CVRP Related Party with respect to the Nitrogen Facility or the Coffeyville Refinery.
“Coffeyville Refinery” means the refinery located in Coffeyville, Kansas, that is owned and operated by Coffeyville Resources Refining & Marketing, LLC.
“CVRP Related Party” means CVRP, CRNF and each of their respective Affiliates that is a party to a CC Project Document or another Contract with a Project Company Related Party, but in no event will it include the Project Company, the Seller or any CapturePoint Related Party.
“Deemed Purchased Assets” has the meaning given to such term in Section 9.12(a).
“De Minimis Claim” has the meaning given to such term in Section 9.5(a).
“Downtime Event” means any continuous [***] week period of time during normal business operating hours when (a) the Nitrogen Facility was operating at less than [***]% of its standard operating capacity for such business day or (b) the CC Assets, the CC Pipeline or the NBU CO2-EOR Project were not capable of capturing, transporting or sequestering (respectively) substantially all of the carbon oxides delivered by the Nitrogen Facility for such business day; provided, that in each case it shall not be considered a Downtime Event for any ordinary course planned maintenance activities.
“Encumbrance” means any charge, Claim, community property interest, condition, equitable interest, encumbrance, lien (statutory or other), option, pledge, mortgage, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, hypothecation, assignment, lease, mandatory deposit arrangement, preference, priority or other security agreement of any kind or nature whatsoever, including any sale-leaseback arrangement, conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.
“Environmental Attributes” means any and all federal, regional, state and other environmental credits, environmental certificates, environmental benefits, emission reductions (including any credits related to avoided emissions), environmental offsets and allowances, including renewable energy credits or any other environmental certificates issued or administered by any Governmental Body or other Person and any voluntary emission reduction credits; provided, that Environmental Attributes shall not include income tax credits under Section 45Q or any of the foregoing giving rise to other Tax credits, Tax benefits, Tax offsets, Tax allocations or Tax payments of any kind.
“Environmental Laws” means all applicable U.S. federal, state and local laws and regulations pertaining to protection of the environment, natural resources, the prevention of pollution or remediation of contamination, including (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), (b) Emergency Planning and Community Right to Know Act (EPCRA, SARA Title III) and the Superfund Amendments and Reauthorization Act of 1986, (c) the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), (d) the Resource Conservation and Recovery Act of 1976, (e) the Hazardous and Solid Waste Amendment Acts of 1984, (f) the Clean Air Act (42 U.S.C. § 7401 et seq.), (g) the Clean Water Act (33 U.S.C. § 1251 et seq.), (h) the Federal Water Pollution Control Act, (i) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), (j) the Safe Drinking Water Act, (k) the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.) (“OSHA”), (l) the Oil Pollution Act of 1990, (33 U.S.C. § 2701 et seq.), and (m) the Hazardous Substances Transportation Act (49 U.S.C. § 1801 et seq.), and any similar or analogous statutes, regulations and decisional law of any Governmental Body, as each of the foregoing may have been or are in the future amended or supplemented, in each case to the extent applicable with respect to the property and operation to which application of the term “Environmental Laws” relates.
“Environmental Permits” means all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments required pursuant to any Environmental Law.
“EOR” means enhanced oil recovery.
“EOR CO2” has the meaning given to such term in the recitals hereof.
“EPA” means the United States Environmental Protection Agency.
“Event Resolution Date” has the meaning set forth in Section 2.5(a).
“Existing LLC Agreement” means the Limited Liability Company Agreement of the Project Company dated as of August 19, 2021, by Seller, which agreement was amended and restated in its entirety pursuant to the Project Company LLC Agreement.
“Existing CapturePoint Carbon Oxides Purchase Agreement” means the Carbon Oxides Purchase and Sale Agreement dated March 24, 2011 by and between Chaparral CO2, L.L.C. and CRNF, as amended by that certain Amendment No. 1 to Carbon Dioxide Purchase and Sale Agreement, dated effective November 30, 2011, as further amended by that certain Amendment No. 2 to Carbon Dioxide Purchase and Sale Agreement dated effective April 1, 2013.
“Feedstock Purchase Agreements” has the meaning given to such term in Section 6.11.
“Final Payment” has the meaning given to such term in Section 10.5(b)(v).
“Fiscal Year” means the fiscal year of the Project Company, as determined under the Project Company LLC Agreement.
“Flip Point” has the meaning given to such term in the Project Company LLC Agreement.
“Fundamental Representations and Warranties” means the representations and warranties set forth in the following Sections of this Agreement: Section 4.1 (Organization; Qualification;

Matters Regarding Seller and the Project Company), the first sentence of Section 4.2 (Authority Relative to Agreements), Section 4.4 (Taxes), Section 4.7 (Environmental Matters), the second and third sentences of Section 4.9(a) (CC Assets; Operating Condition of CC Assets and Site); the first sentence of Section 4.12 (Title to Assets), Section 4.14 (System Operations), Section 5.1 (CapturePoint Organization; Qualification), the first sentence of Section 5.2 (CapturePoint Authority Relative to Agreements), Section 5.4 (CapturePoint Taxes), Section 5.7 (CapturePoint Environmental Matters), Section 5.10 (CC Pipeline), Section 5.11 (NBU CO2-EOR Project), Section 6.1 (CVRP Organization; Qualification), the first sentence of Section 6.2 (CVRP Authority Relative to Agreements), Section 6.4 (CVRP Taxes), Section 6.8 (CVRP Environmental Matters), Section 6.12 (Nitrogen Facility), Section 6.13 (Chemical Composition of Captured Gas), Section 7.1 (Organization; Qualification) and the first sentence of Section 7.2 (Authority Relative to Agreements).
“GAAP” means United States generally accepted accounting principles, as promulgated by the Financial Accounting Standards Board and as in effect from time to time, consistently applied throughout the specified period.
“Governmental Body” means any national, federal, state, territorial, local or other government, or any political subdivision thereof, and any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity, in each case having legal jurisdiction over the matter or Person in question.
“Grandfathered Election” means an election made by the Project Company under Section 45Q(f)(6) of the Code, pursuant to which the Project Company would be eligible to claim Tax Credits for a period of 12 years beginning on February 9, 2018.
“Hazardous Materials” means any element, compound, mixture, solution, material or substance that is now or hereinafter regulated by, or defined, designated, listed or classified under, any Environmental Law, including petroleum or petroleum products or byproducts, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, what are commonly referred to “forever chemicals,” and “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous chemicals,” “extremely hazardous substances,” “toxic substances” “toxic pollutants” and “pollutants or contaminants” as those terms are defined by applicable Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Person” means a Person claiming a right of indemnification under Article IX.
“Indemnifying Party” means a Person against whom a claim for indemnification is made under Article IX.
“Independent Appraiser” has the meaning given to such term in Section 9.12(b).
“Index Adjustment” means the percentage increase or decrease in the Inflation Index for the immediately prior calendar year (e.g., the Index Adjustment for 2023 would equal the percentage increase or decrease in the Inflation Index for 2022 over the Inflation Index for 2021).
“Inflation Index” means the Current Employment Statistics Survey, Series CEU6056100011, Professional and Business Services Administrative and Support Services, as first published by the U.S. Department of Labor, Bureau of Labor Statistics.

“Individual Investor Contingent Purchase Price Payment” has the meaning given to such term in Section 2.4(a)(i).
“Initial Payment” has the meaning given to such term in Section 2.2(b).
“Installment Payment” has the meaning given to such term in Section 2.3.
“Installment Payment Interest Rate” means [***]%.
“Installment Payment Invoice” has the meaning given to such term in Section 2.3.
“Installment Payment Term” has the meaning given to such term in Section 2.3.
“Intellectual Property” means the following intellectual property or proprietary rights arising under Applicable Laws: (a) registered patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (b) registered trademarks, service marks and internet domain names, together with all goodwill associated with each of the foregoing and all registrations and applications therefor, (c) registered copyrights and applications therefor, (d) trade secrets, and (e) rights in proprietary computer software (including rights in source code, executable code, data and databases, but excluding non-exclusive licenses to commercially-available, off-the-shelf software).
“Investor” or “Investors” means collectively or individually as the context may indicate, the [***] Investor and the Additional Investor.
“Investor Guarantee” or “Investor Guarantees” means collectively or individually as the context may indicate, the [***] Investor Guarantee and the Additional Investor Guarantee.
“Investor Guarantor” or “Investor Guarantors” means collectively or individually as the context may indicate, the [***] Investor Guarantor and the Additional Investor Guarantor.
“IRS” means the U.S. Internal Revenue Service or any successor agency thereto.
“Knowledge” means, (a) with respect to CVRP, the actual knowledge of those persons identified on Schedule 1.1(a) following such persons’ reasonable inquiry of their direct reports; (b) with respect to CapturePoint, the actual knowledge of those persons identified on Schedule 1.1(b) following such persons’ reasonable inquiry of their direct reports; (c) with respect to Seller, the actual knowledge of those persons identified on Schedule 1.1(a) and Schedule 1.1(b) following such persons’ reasonable inquiry of the their direct reports; (d) with respect to [***] Investor, the actual knowledge of those persons identified on Schedule 1.1(d) following such persons’ reasonable inquiry of their direct reports; and (e) with respect to the Additional Investor, the actual knowledge of those persons identified on Schedule 1.1(e)(i) following such persons’ reasonable inquiry of their direct reports.
“Licenses and Permits” means all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, variances, concessions, and similar documents or instruments of, or granted by, any Governmental Body, other than Environmental Permits.
“[***] Investor” means [***].
“[***] Investor Guarantee” means the Guarantee, dated as of the Closing Date, made by the [***] Investor Guarantor in favor of Seller and the Project Company.

“[***] Investor Guarantor” means [***].
“Losses” means claims, demands or suits (in each case, by any Person), losses, liabilities, damages, obligations, payments, costs and expenses (including reduction, disallowance, loss or recapture of Tax Credits or Tax deductions (including as a result of any Release Event), together with interest and penalties, but excluding deferred Tax deductions related to activities of a Member of the Project Company or the disallowance of Tax deductions related to activities of a Member of the Project Company that result only in a difference in timing of such Tax deductions) and costs and expenses of any and all actions, suits, proceedings, investigations, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith whether such costs, expenses, fees and disbursements relate to a third party claim or to a claim by the Project Company or an Investor (or an Indemnified Person of the Project Company or an Investor) directly against CapturePoint, CVRP or CRNF; provided, however, that for the purposes hereof, a Loss shall not include the disallowance of Tax deductions to the extent that such disallowance gives rise to other Tax savings, and further provided, that Loss shall not include special, incidental, consequential, indirect, punitive, or exemplary damages (including, unless they constitute direct damages, damages for lost opportunity, lost profit, lost revenue, or loss of use of such profits or revenue) except to the extent actually recovered by a third party and except that reduced, disallowed, lost or recaptured Section 45Q Tax Credits (including as a result of any Release Event) and tax depreciation benefits will not be considered as special or punitive damages, or lost profits or other consequential damages; provided, further, that, subject to rights and limitations set forth in this Agreement, any Losses incurred by the Project Company will be deemed to be incurred directly by the Members of the Project Company in proportion to their respective Membership Interests at the time such Loss is incurred.
“Low Volume Event” has the meaning given to such term in Section 2.5(b)(i).
“Low Volume Event End Date” has the meaning given to such term in Section 2.5(b)(iii).
“Material Adverse Effect” means any state of facts, event, change or effect that, individually or in the aggregate, has resulted or is reasonably likely to result in a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, or operations of the Project Company, the Project Company Business, the CC Assets, the CC Pipeline, the NBU CO2-EOR Project or the Nitrogen Facility.
“Member” means each Class A Member or Class B Member of the Project Company in its capacity as a “member” of the Project Company and any other Person that has been admitted as a member of the Project Company as permitted under the Project Company LLC Agreement.
“Membership Interest” means the Class A Membership Interest and/or the Class B Membership Interest, as the case may be.
“MRV Plan” has the meaning given to such term in Section 5.11(f).
“NBU CO2-EOR Project” means the injection equipment, wells, sequestration reservoirs, other equipment, and related Real Property Rights located in Osage County, Oklahoma and known as the North Burbank Unit, that is owned, controlled and operated by CapturePoint as a Qualified EOR Project, with the EPA e-GGRT Identification Number of [***], where the Contract Quantity and Compressed Carbon Oxides (as defined in the Sequestration Agreement) will be injected, sequestered and monitored by CapturePoint pursuant to the Sequestration Agreement, as further identified on Exhibit I.
“Negotiation Period” has the meaning given to such term in Section 8.5(a).

“Nitrogen Facility” means the fertilizer plant, located in Coffeyville, Kansas on the land illustrated on Exhibit E, that produces ammonia and urea ammonium nitrate from petroleum coke. For clarification, Nitrogen Facility as used herein shall include all of the land on which the fertilizer plant is located, all other Real Property Rights related to the Nitrogen Facility and its operations and the buildings, structures and other assets that are part of the fertilizer plant or are otherwise located on the land illustrated on Exhibit E regardless of whether such land, other Real Property Rights, buildings, structures and assets are used in the production of ammonia and urea ammonium nitrate from petroleum coke.
“Notice” has the meaning given to such term in Section 10.1.
“Notifying Member” or “Notifying Members” has the meaning given to such term in Section 2.5(a).
“Overall Contingent Purchase Price Cap” has the meaning given to such term in Section 2.4(a)(i).
“Party” or “Parties” has the meaning given to such terms in the introductory paragraph hereof.
“Past Due Release Payment Event” has the meaning given to such term in Section 2.5(c).
“Past Due Release Payment Event Notice” has the meaning given to such term in Section 2.5(c).
“Payment Resolution Date” has the meaning given to such term in Section 2.5(c).
“Permitted Encumbrance” means (a) Encumbrances identified on Schedule 1.1(f); (b) Encumbrances provided for under the CC Project Documents; (c) liens for current period Taxes not yet due and payable, as to the CC Assets and the Site, for which the Project Company has adequate reserves, or if due, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established with enforcement of such liens stayed pending such contest and which reserves are held by any Project Company Related Party; (d) warehouse, mechanics’ and materialmen’s liens imposed by Applicable Law arising in the ordinary course of business, with respect to amounts not yet due and payable, or if due, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established with enforcement of such liens stayed pending such contest; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (f) Encumbrance on real or leased property (including easements, rights of way and similar restrictions of record) that (i) are matters of record and that would not materially impair the value of the subject asset for the purposes for which it is used or materially interfere with the use or occupancy thereof in connection therewith or (ii) would not materially impair the value of the subject asset for the purposes for which it is used or materially interfere with the use or occupancy thereof in connection therewith; and (g) restrictions on the transfer of securities arising under applicable securities laws.
“Person” means any corporation, limited liability company, any form of partnership, any joint venture, trust, estate, Governmental Body or other legal or commercial entity or any natural person.
“Project Company” has the meaning given to such term in the recitals hereof.

“Project Company Business” means the business of owning and using the CC Assets and in connection therewith leasing the Site and physically or contractually engaging in the capture, compression, preparation for transport, transport and sequestration of Captured Carbon Oxides in accordance with the Project Company LLC Agreement, the CC Project Documents and Applicable Law.
“Project Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Project Company, of even date herewith.
“Project Company Related Party” means each of the Project Company and its wholly-owned Subsidiary, CompressionCo.
“Purchase Price” means the Initial Payment, plus the principal amount of the Installment Payments, plus any Contingent Purchase Price Payments.
“Purchased Membership Interest” means (a) with respect to the [***] Investor, a [***]% Class A Membership Interest in the Project Company sold to the [***] Investor hereunder and (b) with respect to the Additional Investor, a [***]% Class A Membership Interest in the Project Company sold to the Additional Investor hereunder. The Purchased Membership Interests collectively constitute 100% of the Class A Membership Interests in the Project Company.
“Purification Investment” has the meaning given to such term in Section 8.5(a).
“Purification Equipment” has the meaning given to such term in the recitals hereof.
“Qualified Carbon Oxides” means qualified carbon oxides (within the meaning of Section 45Q of the Code and regulations thereunder) captured, purchased, transported and sequestered by or on behalf of the Project Company Related Parties during such period in accordance with Applicable Law and the requirements of the CC Project Documents.
Qualified Carbon Oxides Weight” has the meaning given to such term in the Sequestration Agreement.
“Qualified EOR Project” means a qualified enhanced oil or natural gas recovery project as defined by Code section 45Q(e)(4) and the Treasury Regulations promulgated thereunder.
“Qualified EOR Project Certification” has the meaning given to such term in Section 5.11(f).
“Quarter” means any period of three consecutive months beginning on January 1, April 1, July 1 or October 1 of any year, and, as to such period that includes the Closing Date and the final such period during which the Project Company is in existence, the applicable portion of such three-month period.
“Quarterly Purchase Price Payment Date” means, for each Quarter, the later of (a) the date that is 30 days after the end of such Quarter, and (b) the 20th day after the Installment Payment Invoice for such Quarter is received by the Investors (or, if any such day in (a) or (b) is not a Business Day, on the next succeeding Business Day).
“Real Property Rights” means all rights and interests in or to real property, including ownership rights, leases, agreements, permits, easements, options, licenses, land use rights, access easements, transmission line easements, rights to ingress and egress and private rights-of-way.

“Relative Membership Interest Percentage” in relation to each Investor (or any immediate or subsequent transferee of such Investor’s rights and obligations hereunder in connection with a transfer of its Membership Interest as contemplated by Section 10.5) at any given time, means the Class A Membership Interest of such Investor at such time divided by the Class A Membership Interests of all Investors (including any immediate or subsequent transferee of such Investors that acquires a Membership Interest as contemplated by Section 10.5).
“Release Event” has the meaning given to such term in the Sequestration Agreement.
“Release Event Payment” has the meaning given to such term in Section 4.2 of the Sequestration Agreement.
“Representatives” means, with respect to any Person, the managing member(s), managers, officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person to the extent that such managing member, manager, officer, director, employee, representative, or agent of such Person is acting in his or her capacity as a managing member, manager, officer, director, employee, representative or agent of such Person.
“Required Members” has the meaning given to such term in the Project Company LLC Agreement.
“Section 45Q” means Section 45Q of the Code (Title 26 of the U.S. Code).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Selexol Unit” means the selexol unit at the Nitrogen Facility that captures carbon oxides produced in the gasification process, as well as other byproducts, or any replacement or additional Selexol unit or other acid gas removal unit placed into service at the Nitrogen Facility.
“Seller” has the meaning given to such term in the introductory paragraph hereof.
“Seller Related Party” means each of Seller, CapturePoint, CVRP, CRNF and each Affiliate of any of the foregoing that is a party to a CC Project Document or another Contract with a Project Company Related Party, but in no event will it include the Project Company.
“Seller Related Party Cap” [***].
“Sequestration Agreement” means the Carbon Dioxide Tertiary Injectant Use and Secure Geological Storage Service Agreement to be entered into as of the day prior to the Closing Date by and between CompressionCo and CapturePoint, in the form set forth as Exhibit F, as the same may be amended, modified or supplemented from time to time.
“Site” means that certain portion of the Nitrogen Facility that is licensed to the Project Company pursuant to the Site Lease Agreement, as more particularly described on Exhibit G.
“Site Lease Agreement” the Ground Lease, dated as of March 1, 2012, by and between CRNF and Chaparral Co2 L.L.C., as assigned and amended pursuant to the Site Lease Agreement Amendment and the same may be further amended, modified or supplemented from time to time.

“Site Lease Agreement Amendment” means the First Amendment and Assignment of Ground Lease to be entered into as of the day prior to the Closing Date by and between CRNF, CompressionCo, and, solely with respect to the assignment described in Article I therein, Chaparral CO2, L.L.C., in the form set forth as Exhibit H.
“Straddle Period” means any Fiscal Year or period beginning before and ending after the Closing Date.
“Subpart RR” means 40 C.F.R. Part 98, Subpart RR.
“Tax” (and, with correlative meaning, “Taxes”) means:
(a)    any U.S. federal, state, local or non-U.S. net income, gross income, gross receipts, windfall, profit, severance, property, real property, personal property, production, drilling, sales, use, license, occupation, excise, franchise, escheat, unclaimed property, premium, capital stock, registration, recording, documentary, conveyance, gains, goods and services, base erosion, net worth, employment, payroll, disability, unemployment insurance, social security, welfare, disability, worker’s compensation, withholding, estimated, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, levy, custom, duty, governmental fee, or other like assessment or charge, of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and
(b)    any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined, or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer, as a result of any obligation under any tax sharing arrangement or tax indemnity agreement or otherwise as a result of any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by operation of Law, by contract or otherwise.
“Tax Credits” means the credits against U.S. federal income tax available under Section 45Q of the Code, or any successor provision, with respect to sequestration of Qualified Carbon Oxides.
“Tax Event” has the meaning given to such term in the Project Company LLC Agreement.
“Tax Event Notice” has the meaning set forth in Section 2.5(a).
“Tax Return” means any return, report, statement, election, declaration, disclosure, claim for refund, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Applicable Laws relating to any Taxes, and including any amendment thereof or attachments thereto.
“Tons” means metric tons.
“Total Carbon Oxides” means the entirety of the Carbon Oxides generated by the Nitrogen Facility.
“Transaction Documents” means (a) this Transaction Agreement, (b) the CC Contribution Agreements, (c) the Project Company LLC Agreement, (d) the CC Project Documents, (e) the

Investor Guarantees, and (f) any other documents, agreements, certificates and instruments executed or entered into in connection with the foregoing, including each of the other Contracts and certificates listed in Section 3.2 and Section 3.3.
“Treasury Regulations” means the regulations promulgated under the Code.
“Underproduction Event” means: (i) a Coffeyville Underproduction Event (as such term is defined in the CRNF Carbon Oxides Purchase Agreement); (ii) a CapturePoint Underproduction Event (as such term is defined in the Sequestration Agreement); or (iii) a Joint Underproduction Event (as such term is defined in the CRNF Carbon Oxides Purchase Agreement).
“Unrelated Person” means any Person that is not an Affiliate of such Person.
“Utilization CO2” means the portion of the carbon dioxide separated by the Selexol Unit, purified by the Purification Equipment, and used by CVRP in the production of urea as a building block for urea ammonium nitrate fertilizer, and following the Closing, will be limited as set forth in the CRNF Carbon Oxides Purchase Agreement.
“Workers” has the meaning set forth in Section 9.3(d).
“Year” means a calendar year, unless the Project Company adopts a fiscal year which is different from the calendar year in accordance with the Project Company LLC Agreement, in which case “Year” will be deemed to refer to the Project Company’s fiscal year, unless otherwise specified, provided that the “Year” that includes the Closing Date will be deemed to refer to the period from the Closing Date ending on December 31, 2023 and the final Year shall be deemed to refer to the period from January 1, 2030 ending on the date of the Flip Point.
Section 1.2    Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of either gender include all other genders; (b) words using the singular or plural also include the plural or singular, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not any particular Article, Section, Clause, Exhibit, Appendix or Schedule or any other subdivision of this Agreement; (d) references to “Article,” “Section,” “Clause,” “Exhibit,” “Appendix” or “Schedule” are to the Articles, Sections, Clauses, Exhibits, Appendices and Schedules, respectively, of this Agreement; (e) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (f) the word “or” is not exclusive; and (g) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any Exhibits, Appendices, Attachments and Schedules thereto, as amended, modified or supplemented and in effect from time to time. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action under this Agreement is required to be taken on a day that is not a Business Day, the time for performance of such action shall be extended until the next succeeding Business Day. All references to a time of day in this Agreement refer to such time of day in Denver, Colorado. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as in effect on the date hereof.
ARTICLE II
SALE AND PURCHASE
Section 2.1    Sale and Purchase. Upon the terms and subject to the conditions and in reliance upon the representations and warranties set forth in this Agreement, Seller hereby agrees to sell, assign, convey, transfer and deliver on the Closing Date to each Investor, and each

Investor hereby agrees to purchase and acquire on the Closing Date from Seller, all of Seller’s right, title and interests in and to the Purchased Membership Interest of such Investor free and clear of all Encumbrances, except for restrictions on transfers of the securities under applicable securities laws, the obligations imposed under the Project Company LLC Agreement and the obligations imposed on such Investor by the terms of this Agreement.
Section 2.2    Purchase Price.
(a)    The aggregate purchase price for the Purchased Membership Interests, subject to adjustment as set forth below, will be comprised of the Initial Payment, the Installment Payments and the Contingent Purchase Price Payments as provided under Sections 2.2(b), 2.3 and 2.4.
(b)    On the Closing Date, each Investor shall transfer a sum equal to the Relative Membership Interest Percentage of such Investor multiplied by $[***] to an Account of Seller, by wire transfer in immediately available funds representing the initial payment of the purchase price for such Investor’s Purchased Membership Interest (the “Initial Payment”).
Section 2.3    Installment Payments. Subject to Section 2.5, no later than the tenth day of each Quarter commencing on the first post-Closing Quarterly Payment Date and continuing through the final Quarterly Purchase Price Payment Date as reflected in Schedule 2.3(a) (the “Installment Payment Term”), Seller shall submit to each Investor an invoice (the “Installment Payment Invoice”) for a payment (each, an “Installment Payment”) in the amount of such Investor’s Relative Membership Interest Percentage multiplied by the “Installment Payment” applicable to such Quarterly Purchase Price Payment Date as set forth in Schedule 2.3(a). Such Installment Payments represent an aggregate obligation of $[***], bearing interest at the Installment Payment Interest Rate (using quarterly compounding) and amortized over the Installment Payment Term. Each Investor shall pay their respective Installment Payment by wire transfer of immediately available funds to an Account of Seller, on or before each Quarterly Purchase Price Payment Date.
Section 2.4    Contingent Purchase Price Payments.
(a)    Contingent Purchase Price Payments Calculation.
(i)    Subject to Section 2.5 and the Overall Contingent Purchase Price Cap (as defined below) and any adjustment pursuant to Section 2.4(a)(ii) below, for each Year until the Flip Point, Investors shall pay by wire transfer of immediately available funds to an Account of Seller, an annual payment (a “Contingent Purchase Price Payment”) if [***]. Each Investor shall be responsible only for its Relative Membership Interest Percentage of any Contingent Purchase Price Payment (with respect to each Investor, their “Individual Investor Contingent Purchase Price Payment”). Notwithstanding the foregoing, (1) the maximum amount of Contingent Purchase Price Payments payable hereunder is an amount equal to $[***] (the “Overall Contingent Purchase Price Cap”); and (2) in no event shall any Contingent Purchase Price Payment be payable for a Year in which an Underproduction Event occurs. All payments of the Contingent Purchase Price Payment shall be due and payable at the time set forth in Section 2.4(a)(iii).
(ii)    In the event that an Underproduction Event exists for a given Year and for any reason such underproduction does not result in an Underproduction Fee (as defined in each of the CRNF Carbon Oxides Purchase Agreement and the Sequestration Agreement) for such Year becoming due and payable to the Project Company pursuant to the CRNF Carbon Oxides Purchase Agreement or the Sequestration Agreement, then [***]. By way of example, Schedule 2.4(a)(ii) provides an illustration of the foregoing calculations.

(iii)    Seller shall prepare and deliver to Investors, on or before the [***] day after the end of each Year, a written invoice (each, a “Contingent Purchase Price Payment Invoice”), setting forth the Qualified Carbon Oxides Weight for such Year, whether a Contingent Purchase Price Payment is due and, if so, setting forth the calculation of such payment pursuant to Section 2.4(a)(i) and (ii), together with copies of the books, records, and other documents of the Seller used in the calculation thereof. Subject to the deferral provisions set forth below in this clause (iii) and in Section 2.5, the Investors shall make the payments set forth on the Contingent Purchase Price Payment Invoice within [***] Business Days of receipt of the Contingent Purchase Price Payment Invoice unless the Investors shall, in good faith, dispute the amount of any Contingent Purchase Price Payment reflected by a Contingent Purchase Price Payment Invoice, in which case the Investors shall provide Notice to Seller of such dispute. In such event, the Investors and the Seller shall attempt to resolve such dispute using the following procedures:
(1) Initial Meeting. No later than three Business Days after the date the Investors deliver to Seller written notice of such dispute, such Parties shall meet (which may be by way of telephone or video conference) for a period not to exceed five Business Days and attempt in good faith, recognizing their mutual interests, to resolve such dispute. To the extent the dispute is resolved at the initial meeting, the Investors shall make the agreed upon Contingent Purchase Price Payment within five Business Days following such resolution.
(2) Management Meeting. If the Investors and Seller are unable to resolve such dispute within such five Business Day period, any of such Parties may demand by written notice to the other such Parties that such dispute be considered jointly by executive officers of such Parties. No later than ten Business Days after the date of such notice, each such Party shall cause its executive officer to meet with the other such Parties’ executive officers and attempt in good faith, recognizing their mutual interests, to resolve such dispute. Any decision of such Parties’ executive officers with respect to such dispute shall be final and binding on such Parties. To the extent the dispute is resolved at the management meeting, the Investors shall make the agreed upon Contingent Purchase Price Payment within five Business Days following such resolution.
(3) Final Contingent Purchase Price Dispute Resolution. If the dispute is not resolved pursuant to the procedures set forth in Section 2.4(a)(iii)(1) or (2), the Investors and the Seller shall instruct an independent accounting firm selected by agreement of Investors and Seller (or, if the Parties cannot agree to the selection of the independent accounting firm will be selected by agreement of KPMG LLP and Deloitte Touche Tohmatsu Limited), acting as an expert and not an arbiter, to resolve such dispute. If a Person entitled to name an independent accounting firm does not do so within five Business Days of a request, then the Person named by such remaining Person shall be the independent accounting firm for purposes of resolving such dispute. The determination of the independent accounting firm selected as described in this Section 2.4(a)(iii)(3) shall be binding on the Investors and the Seller absent manifest error. Within five Business Days following final resolution of any such dispute, the Investors shall pay to the Seller any amount that is determined to be owed to the Seller pursuant to the determination of the independent accounting firm selected as described in this Section 2.4(a)(iii)(3).
(4) [***].
(b)    All deliveries, notices and other communications given or made by Seller pursuant to this Article II will be made in accordance with the requirements set forth in Section 10.1 and, in addition, Seller shall simultaneously send a copy of all such deliveries, notices and other communications by e-mail to [***] or to such other individuals as may be designated by Investors from time to time.

Section 2.5    Deferral Events.
(a)    Tax Events. If a Tax Event occurs, then in the case of an Individual Member Tax Event (as defined in the definition of Tax Event), the Adversely Affected Member, and, for other Tax Events the Required Members (as applicable, the “Notifying Member” or the “Notifying Members”), may provide written notice to Seller of such Tax Event (the “Tax Event Notice”) accompanied by appropriate confirmation of the specific Tax Event that has occurred (which confirmation may come in the form, without limitation, of public records, IRS documentation, or the written advice of tax counsel). Following the delivery of a Tax Event Notice by the Notifying Member or Notifying Members, [***]. Promptly upon the resolution of the applicable Tax Event and if the Put Right (as defined in the Project Company LLC Agreement) has not been exercised, then the Notifying Member or Notifying Members, as applicable, will provide a notice to the Seller that the Tax Event has been resolved (such notice date, the “Event Resolution Date”). Following the Event Resolution Date, [***].
(b)    Low Volume Event.
(i)    If, [***] (a “Low Volume Event”) then Installment Purchase Price Payments shall be deferred until payable pursuant to Section 2.5(b)(ii) or (iii) below.
(ii)    If an Underproduction Event does not occur with respect to any Year for which any Installment Purchase Price Payments are deferred based on a Low Volume Event, then [***].
(iii)    If an Underproduction Event does occur with respect to any Year for which any Installment Purchase Price Payments are deferred based on a Low Volume Event, then such Installment Purchase Price Payments will continue to be deferred until, [***], at which point the remaining Installment Purchase Price Payments that are owed, including any Installment Purchase Price Payments that were deferred due to a Low Volume Event, will [***].
(c)    Past Due Release Event Payments. If CapturePoint does not timely pay one or more Release Event Payments that are owed by it pursuant to the Sequestration Agreement (a “Past Due Release Payment Event”), then any Person to whom such payment(s) are owed (an “Affected Person”) may provide written notice to Seller of such event (a “Past Due Release Payment Event Notice”). Following the delivery of a Past Due Release Payment Event Notice by an Affected Person, [***]. Promptly upon an Affected Person receiving payment of all Release Event Payments that are then owed to it and if the Put Right (as defined in the Project Company LLC Agreement) has not been exercised, then the Affected Person (i) will provide Notice to Seller that it has received all such payments and the date as of which such payments have been received (a “Payment Resolution Date”) and (ii) [***].

ARTICLE III
CLOSING DELIVERIES
Section 3.1    Closing. The closing of the transactions contemplated hereunder (the “Closing”) shall take place on the Closing Date, and the consummation of such transactions shall be effective as of 12:01 a.m. on the Closing Date. The Parties’ obligation to make the deliveries set forth in Section 3.2 and Section 3.3, respectively, is conditioned upon receipt by such Party of the other Parties’ closing deliveries set forth in this Article III.

Section 3.2    Deliveries by Seller. On the Closing Date, Seller shall deliver or cause to be delivered to Investors the following (provided that the deliveries to be made pursuant to clauses (e), (f), (g), (h) and (i) shall be dated in the same month as the Closing Date):
(a)    all consents, waivers, filings, submissions, notices or approvals under Applicable Law or otherwise, including those set forth on Schedule 3.2(a), required to be obtained by Seller, the Project Company and the Seller Related Parties with respect to the sale of the Purchased Membership Interest by Seller contemplated herein and the consummation of the transactions related to such sale of the Purchased Membership Interest;
(b)    the Project Company LLC Agreement, duly executed by all Members other than Investors;
(c)    the Put Transferee Agreement (as defined in the Project Company LLC Agreement), duly executed by the Designated Put Transferee (as defined in such Put Transferee Agreement);
(d)    the Assignment Agreements, duly executed by Seller;
(e)    the CVR Member Parent Guarantee, duly executed by CVRP;
(f)    a certificate of good standing of the Project Company issued by the Secretary of State of the State of Delaware and a certificate of good standing of CompressionCo from the States of Delaware and Kansas;
(g)    a certificate of good standing of Seller issued by the Secretary of State of the State of Delaware;
(h)    a certificate of good standing of CVRP issued by the Secretary of State of the State of Delaware;
(i)    a certificate of good standing of the CapturePoint Operator issued by the Secretary of State of the State of Texas and a certificate of good standing issued by the Secretary of State of the State of Kansas;
(j)    an amendment to the Certificate of Formation for the Project Company filed with the Secretary of State of the State of Delaware providing that the Project Company shall be a manager-managed limited liability company;
(k)    insurance certificates showing Investors and the Project Company as additional insureds on policies maintained by CVRP (on behalf of CRNF) and CapturePoint as required by the Project Documents;
(l)    a copy of the CC Project Documents duly executed by each party thereto;
(m)    a fully executed copy of the CC Contribution Agreements, in form and substance satisfactory to Investors, together with any other appropriate documentation required to document the various contributions contemplated thereby, including the transfer of the CC Assets to CompressionCo and the transfer of CompressionCo from Seller to the Project Company, as well as the transfer of the applicable Membership Interest in the Project Company by CRNF to Seller;
(n)    an executed Form W-9 for each of Seller and the Project Company;

(o)    evidence that all filings required pursuant to the HSR Act in respect of the Closing, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;
(p)    evidence of the amendment, assignment and replacement of the Existing CapturePoint Carbon Oxides Purchase Agreement, including release of all claims against Seller, CompressionCo and their respective Affiliates thereunder;
(q)    intentionally omitted; and
(r)    evidence that all Encumbrances on the CC Assets set forth on Schedule 3.2(q) have been released.
Section 3.3    Deliveries by Investors
.
(a)    On the Closing Date, Investors shall deliver or cause to be delivered to Seller the following (provided that the deliveries to be made pursuant to clauses (vi) and (vii) shall be dated in the same month as the Closing Date):
(i)    the Initial Payment;
(ii)    all consents, waivers or approvals set forth on Schedule 3.3(a)(ii) required to be obtained by Investors with respect to the purchase of the Membership Interest by Investors contemplated herein and the consummation of the transactions related to such purchase of Membership Interest;
(iii)    the Project Company LLC Agreement, duly executed by Investors;
(iv)    the Assignment Agreements, duly executed by Investors;
(v)    the Investor Guarantees, duly executed by each Investor Guarantor;
(vi)    a certificate of good standing of each Investor issued by the Secretary of State of the State of Delaware;
(vii)    a certificate of good standing of each Investor Guarantor issued by the Secretary of State of the State of Delaware; and
(viii)    an executed Form W-9 for each Investor will be delivered to the Project Company.
Section 3.4    Form of Documents. All documents to be furnished at Closing that are not exhibits to this Agreement shall be in a form and substance reasonably satisfactory to Seller and Investors and their respective counsel.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CVRP, CAPTUREPOINT AND SELLER
CVRP, CapturePoint and Seller jointly and severally represent and warrant to Investors as of the date hereof as follows:

Section 4.1    Organization; Qualification; Matters Regarding Seller and the Project Company.
(a)    Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own and to convey the Purchased Membership Interests as contemplated by this Agreement and to own 100% of the Class B Membership Interests in the Project Company. Seller is qualified or licensed to do business as a foreign limited liability company under the laws of each state where its ownership of assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)    Each Project Company Related Party is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted and as contemplated to be conducted under the Transaction Documents. Except as contemplated by the Transaction Documents, each Project Company Related Party does not have (and has not had at any time since its formation) any assets or liabilities, and does not conduct (and has not conducted at any time since its formation) any business or activities, other than the submission by CVRP and CapturePoint of a LCA report (within the meaning of Treasury Regulation Section1.45Q-4(c)) with respect to the Utilization CO2. Seller has heretofore delivered to Investors a true and complete copy of the Certification of Formation of each Project Company Related Party, the Existing LLC Agreement and the limited liability company agreement of CompressionCo.
(c)    Except with respect to the transactions contemplated by this Agreement, or as set forth on Schedule 4.1(c), Seller is not party to any agreement, arrangement or understanding relating to the sale or disposition of all or any part of the Purchased Membership Interests or the sale or disposition of all or any part of the equity interests of Seller in the Project Company not being conveyed to Investors. Immediately prior to the Closing, Seller has absolute record and beneficial ownership and title to the Purchased Membership Interests free and clear of all Encumbrances except for the obligations imposed on members of the Project Company under the Existing LLC Agreement. The Purchased Membership Interests transferred pursuant to this Agreement constitutes 100% of the Class A Membership Interests in the Project Company. Except as set forth on Schedule 4.1(c) or in the Project Company LLC Agreement, there are no outstanding options, warrants, calls, puts, convertible securities or other Contracts of any nature to which any Project Company Related Party or Seller is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, membership interests of any Project Company Related Party or any securities or obligations convertible into or exchangeable for membership interests of any Project Company Related Party or to grant, extend or enter into any such option, warrant, call, put, convertible security or other Contract and Seller has not granted any proxy (or equivalent) with respect to any interest in any Project Company Related Party, deposited any interest in any Project Company Related Party into a voting trust or entered into any voting agreement with respect to any interest in any Project Company Related Party. At the Closing, each Investor will acquire good and valid title to its Purchased Membership Interest, free and clear of all Encumbrances other than restrictions on the transfer of securities arising under applicable securities laws and the obligations imposed on such Purchased Membership Interest under the Project Company LLC Agreement and this Agreement.
(d)    Except with respect to the Project Company’s ownership interest in CompressionCo, no Project Company Related Party has a direct or indirect ownership interest in any other Person or any contractual obligation or commitment to make any investment in (by way of contributions, advances, loans or otherwise) any other Person or to provide guarantees of, or credit support relating to, any debt or other obligations of any Person. Immediately prior to the

Closing, Project Company has absolute record and beneficial ownership and title to all issued and outstanding membership interests of CompressionCo free and clear of all Encumbrances other than restrictions on the transfer of securities arising under applicable securities law.
(e)    From the date of their formation until the date hereof, each Project Company Related Party was classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and has not filed with the IRS a Form 8832 or any other documentation that would cause such Project Company Related Party to be classified in any other manner for United States federal income tax purposes. As of the Closing Date and following the transactions contemplated herein, the Project Company will have multiple owners, and intends to be classified as a partnership for U.S. federal income tax purposes, and the Project Company has not filed with the IRS a Form 8832 or any other documentation that would cause the Project Company to be classified in any other manner for U.S. federal income tax purposes.
Section 4.2    Authority Relative to Agreements. Each Project Company Related Party and Seller have all requisite limited liability company or corporate power and authority, as applicable, to execute, deliver and perform the Transaction Documents and the other Contracts listed on Schedule 4.6 to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents, and the other Contracts listed on Schedule 4.6 to which any Project Company Related Party or Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each such Project Company Related Party or Seller that is a party thereto, and no other proceedings or company or corporate action on the part of any such Person and on the part of their respective directors and shareholders or members are necessary to authorize the execution, delivery and performance of the Transaction Documents and the other Contracts listed on Schedule 4.6 to which it is a party or to consummate the transactions contemplated hereby and thereby. Each Transaction Document or other Contract listed on Schedule 4.6 to which any Project Company Related Party or Seller is a party has been duly and validly executed and delivered by such Person as applicable. Each of the Transaction Documents and other Contracts listed on Schedule 4.6 to which a Project Company Related Party or Seller is a party constitutes such Person’s legal, valid and binding obligation, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).
Section 4.3    No Violation. Except as set forth on Schedule 4.3, neither the execution, delivery and performance by the Seller or any Project Company Related Party of the Transaction Documents or other Contracts listed on Schedule 4.6 to which any such Person is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with or result in any breach of any provision of the organizational or charter documents of Seller or any Project Company Related Party, (b) violate (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material Contract, instrument or obligation to which Seller or any Project Company Related Party is a party or by which Seller or any Project Company Related Party is bound, (c) subject to compliance with applicable requirements of the HSR Act, materially violate any Applicable Law or any material license, franchise, permit or other authorization applicable to or affecting Seller or any Project Company Related Party or any of its respective assets, including the CC Assets, or (d) result in the creation of any Encumbrance on Seller or any Project Company Related Party or any of their respective assets, including the CC Assets, except Permitted Encumbrances or pursuant to the Transaction Documents, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such Seller or Project Company Related Party to consummate the transactions contemplated by this Agreement, to perform their respective obligations hereunder and under the Transaction Documents or to qualify for the Tax Credits.
Section 4.4    Taxes.
(a)    Seller (a) has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. Applicable Law and (b) does not have any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Applicable Law), as a transferee or successor, by contract, or otherwise.
(b)    Each of Seller and the Project Company Related Parties have timely filed, or caused to be timely filed on their behalf, all Tax Returns required to be filed related to the CC Assets and the Site. All such Tax Returns were true, correct and complete in all material respects.
(c)    All Taxes required to be paid or withheld related to the CC Assets and the Site have been timely paid or withheld as required by Applicable Law.
(d)    There are no Encumbrances for Taxes with respect to the CC Assets or the Site, other than the Permitted Encumbrances.
(e)    There are no outstanding agreements, waivers or consents executed or filed with any Governmental Body extending the statutory period of limitations applicable to any Tax of any Project Company Related Party, and no Project Company Related Party has requested any extensions of time within which to file any Tax Return related to the CC Assets or the Site.
(f)    There are no:
(i)    Claims currently ongoing or threatened in writing against, related to or affecting Seller or a Project Company Related Party with respect to the CC Assets or the Site by any Governmental Body for the assessment or collection of Taxes;
(ii)    Audits or other examinations of any Tax Return related to or affecting Seller or a Project Company Related Party with respect to the CC Assets or the Site, in progress or pending, nor has Seller or any Project Company Related Party been notified of or threatened in writing with any request for any such audit or examination;
(iii)    Claims for assessment or collection of Taxes related to or affecting Seller or any Project Company Related Party with respect to the CC Assets or the Site that have been asserted in writing against Seller or any Project Company Related Party; or
(iv)    Matters under discussion with any Governmental Body regarding any Claim for assessment or collection of Taxes against Seller or any Project Company Related Party with respect to the CC Assets or the Site.
(g)    Neither Seller nor any Project Company Related Party has requested or received a private letter ruling, administrative relief, technical advice, or other ruling from any Governmental Body that relates to Taxes or Tax Returns with respect to the CC Assets or the Site. No power of attorney has been granted by Seller or any Company Related Party with respect to any Taxes related to the CC Assets or the Site that is currently in force.
(h)    No Claim has ever been asserted in writing by a Governmental Body in a jurisdiction where Seller or any Project Company Related Party does not file Tax Returns that

Seller or any Project Company Related Party is or may be subject to taxation by that jurisdiction with respect to the CC Assets or the Site.
(i)    Neither Seller nor any Project Company Related Party (with respect to the CC Assets or the Site) has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(j)    Neither Seller nor any Project Company Related Party has any liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.
(k)    The Nitrogen Facility is a facility that produces the Captured Carbon Oxides from a process involving the manufacture of one or more products, other than carbon oxide, that are intended to be sold at a profit, or are used for a commercial purpose. Absent capture and disposal, injection or utilization, the Captured Carbon Oxides would otherwise be released into the atmosphere as industrial emission of greenhouse gas or lead to such release. The Nitrogen Facility was placed in service in 2000. The Selexol Unit and the Purification Equipment were placed in service at the Nitrogen Facility in 2000. The carbon oxide compressors included in the CC Assets were placed in service at the Nitrogen Facility in 2013. The Selexol Unit, the Purification Equipment, and the carbon oxide compressors are components of property used to capture or process the Captured Carbon Oxides prior to the transportation of the Captured Carbon Oxides in the CC Pipeline. The Selexol Unit is used for the purpose of separating the Captured Carbon Oxides from other gases. The carbon oxide compressors are used to compress the Captured Carbon Oxides. Neither Seller nor any Seller Related Party has taken any action to cause the carbon oxide compressors included in the CC Assets to fail to qualify as “carbon capture equipment” within the meaning of Treasury Regulations Section 1.45Q-2(c).
(l)    No Seller Related Party has claimed any Tax Credits under Section 45Q of the Code with respect to the CC Assets or any portion of the Nitrogen Facility for any taxable year ending before the date of the enactment of the Bipartisan Budget Act of 2018.
(m)    The Nitrogen Facility was placed in service before the date of enactment of the Bipartisan Budget Act of 2018. No taxpayer has claimed a credit under Section 45Q of the Code in regards to the Nitrogen Facility for any taxable year ending before the date of enactment of such Act.
(n)    Neither Seller nor any Project Company Related Party has taken any action, and no facts or circumstances exist, that to the Knowledge of Seller, could (i) cause any of the representations and warranties made in Section 4.4(a) through (m) to be or become untrue, or (ii) prevent the generation of Tax Credits from the use of the CC Assets and the Site.
Section 4.5    Litigation; Compliance with Applicable Law.
(a)    Except as set forth on Schedule 4.5, there are no Claims by any Governmental Body or any other Person that are ongoing, or to the Knowledge of CVRP, CapturePoint or Seller, pending or threatened in writing, that relate to, or are against Seller or any Project Company Related Party with respect to, the CC Assets, the CC Project Documents or the Site, except as would not, individually or in the aggregate, reasonably be expected to impair the ability of such Seller or Project Company Related Party to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder and under the Transaction Documents or to qualify for the Tax Credits. None of (A) the Seller or the Project Company Related Parties, or (B) the CC Assets, the Site or the CC Project Documents, is subject to any Governmental Order that, individually or in the aggregate, would reasonably be expected to impair the ability of such Seller or Project Company Related Party to consummate the transactions contemplated by this Agreement, to perform their respective obligations hereunder and under the Transaction Documents or to qualify for the Tax Credits.
(b)    Seller, the Project Company Related Parties, the CC Assets and the Site are in compliance, in all material respects, with all Applicable Laws (other than Environmental Laws which are addressed in Section 4.7), and neither the Project Company Related Parties nor the Seller have received any written notice alleging a violation of any Applicable Law (other than Environmental Laws which are addressed in Section 4.7).
Section 4.6    Contracts. Schedule 4.6 is a complete and correct list of all material Contracts to which any Project Company Related Party is a party or by which its property or assets are bound, including all Contracts with any other Seller Related Party or any of their respective Affiliates or pursuant to which any such Person provides services or supplies to the Project Company Related Party, the CC Assets, or the Site, which Contracts are so identified. Seller has delivered or made available to Investors a complete and correct copy of each Contract listed in Schedule 4.6 (including all exhibits and schedules thereto) as in effect on the date hereof. Neither Seller nor the Project Company Related Parties have received any written notice from any party to any Contract referenced in the preceding sentence that such party intends to terminate, cancel or refuse to renew the same. No Project Company Related Party is in breach of or default under any of the Contracts listed on Schedule 4.6; and to the Knowledge of Seller, no other Person who is a counterparty to any Contract listed on Schedule 4.6 is in material breach or default thereunder. To the Knowledge of Seller, no circumstance or event has occurred that, with notice or lapse of time or both, would constitute a material breach of or default under, or would result in or permit a termination of, any of the Contracts listed on Schedule 4.6.
Section 4.7    Environmental Matters.
(a)    No Seller or Project Company Related Party is required to obtain or hold any licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, or similar documents or instruments pursuant to any Environmental Law for the ownership and operation of the Project Company Business, the CC Assets and the occupation and use of the Site. Except as set forth on Schedule 4.7: (i) there are no existing, or, to the Knowledge of CVRP, CapturePoint or Seller, threatened, Claims or, since January 1, 2018, any written notice of any Claims relating to violations or alleged violations of, or liability or potential liability under, Environmental Laws or relating to the presence, release or threat of release of any Hazardous Materials, in each case with respect to the CC Assets or the Site, or the operation, maintenance, ownership, occupation or use of any of the foregoing, or, to the Knowledge of CVRP, CapturePoint or Seller, to the extent that the same could adversely affect the Project Company or the Project Company Business; and (ii) neither a Project Company Related Party nor any Seller Related Party has, since January 1, 2018, received any written notice from any Governmental Body or any other Person alleging any violation or alleged violation of or liability or potential liability under any Environmental Laws, with respect to the construction, ownership, leasing, operation or maintenance of the CC Assets or the occupation or use of the Site.
(b)    There has been no unremediated release since January 1, 2018 and there are no current unremediated releases, of Hazardous Materials from or to the CC Assets or the Site, or, to the Knowledge of CVRP, CapturePoint or Seller, to the extent that the same could reasonably prevent the Project Company or the Project Company Business from performing their respective obligations under this Agreement or the Transaction Documents, in any such case that has required, requires or will require reporting, investigation or response actions (including remediation) pursuant to any applicable Environmental Laws or that could reasonably give rise to liability pursuant to any applicable Environmental Laws. No Project Company Related Party, and none of the CC Assets or the Site or, to the extent that the same could reasonably prevent the

Project Company or the Project Company Business from performing their respective obligations under this Agreement or the Transaction Documents, are subject to any Governmental Order relating to or arising under any Environmental Law.
Section 4.8    Seller and Project Company Related Party Licenses and Permits. The Seller is not required to hold any Licenses and Permits for the performance by the Seller of its obligations under the Transaction Documents. No Project Company Related Party is required to hold any Licenses and Permits in connection with the conduct of the Project Company Business (including the generation of Tax Credits), the ownership and operation of the CC Assets or the occupation and use of the Site from after the Closing or to perform its obligations under, or receive services pursuant to, the CC Project Documents.
Section 4.9    CC Assets; Operating Condition of CC Assets and Site.
(a)    Schedule 4.9(a) sets forth a list of all fixed, material assets that are needed to capture, measure, compress, transport, verify, inject, sequester and monitor the Captured Carbon Oxides in accordance with Applicable Law, as well as all related material assets necessary to conduct the capture, measurement, compression, transportation, verification, injection, sequestration and monitoring of the Captured Carbon Oxides, not including the Selexol Unit, the CC Pipeline, or the NBU CO2-EOR Project. The CC Assets have the capacity to capture, measure, compress and prepare for transport at least [***] Tons of Qualified Carbon Oxide per twelve month period and such additional amounts as contemplated by the projections set forth on Schedule 2.5(b), up to a maximum of [***] Tons of Qualified Carbon Oxide per twelve month period. The CC Assets have captured at least [***] Tons of Qualified Carbon Oxide during 2022 and each of the prior three Fiscal Years.
(b)    The assets comprising the CC Assets were constructed in material conformance with, and are operating materially in accordance with, Applicable Law and standards normally exercised by recognized engineering and construction firms under prudent industry practice. The CC Assets and the Site are (i) are in good operating condition and repair and are not in need of maintenance or repairs other than routine maintenance required in the ordinary course of business, and (ii) capable of performing all functions and operations for which they are intended to be used in the Project Company Business, except, in the case of the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Seller or a Project Company Related Party to perform their respective obligations hereunder and under the Transaction Documents or to qualify for the Tax Credits. Since January 1, 2020, there have been no material Claims by any Seller Related Party for defective performance made against any of the contractors that were hired or subcontracted to construct or operate the CC Assets, and to CVRP’s, CapturePoint’s or Seller’s Knowledge, there is no reasonable basis for any future Claim.
(c)    Except as set forth on Schedule 4.9(c), (i) the CC Assets have not experienced any Downtime Event since January 1, 2020, (ii) there are no upcoming scheduled Downtime Events with respect to the CC Assets, and (iii) to the Knowledge of CVRP, CapturePoint and Seller, no circumstance or event has occurred that would reasonably be expected to produce a Downtime Event with respect to the CC Assets.
Section 4.10    Books and Records. The records, books of account, minute books, membership interest records and other records of the Seller Related Parties with respect to the CC Assets and the Site are true and correct in all material respects and have been maintained in accordance with sound business practices.
Section 4.11    Liabilities. No Project Company Related Party has any liabilities, and neither the CC Assets nor the Site are subject to any liabilities, in each case other than liabilities that may arise in the ordinary course of business or liabilities incurred pursuant to the terms of the Transaction Documents, CC Project Documents, or the other Contracts listed on Schedule 4.11.
Section 4.12    Title to Assets; Consents. Immediately prior to the Closing, except with respect to those Encumbrances set forth on Schedule 4.12 (which will be released at the Closing), CompressionCo has absolute record and beneficial ownership and title to the CC Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. No consents, waivers or approvals, other than those set forth on Schedule 4.12, are required to be obtained by any of the Seller Related Parties with respect to the contribution of the CC Assets by any Seller Related Party to CompressionCo or the contribution of CompressionCo to the Project Company or the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents.
Section 4.13    Property Subject to the Site Lease Agreement. The Site is comprised of all of the real property used by CapturePoint for the CC Assets. CapturePoint has real property rights to the Site as contemplated hereby, free and clear of all Encumbrances other than the Permitted Encumbrances. Following CapturePoint’s contribution of the Site Lease Agreement to CompressionCo and the contribution of CompressionCo to the Project Company, CompressionCo will have a valid leasehold interest in and, subject to the terms of the Site Lease Agreement, the Project Company Related Parties will have adequate rights of use of, the Site. As of the Closing Date, Seller has not received notice from any Government Body that the Site is being condemned, expropriated or otherwise taken by any Governmental Body with or without payment of compensation therefor. Except as provided in, and subject to the terms of, the Site Lease Agreement, there are no agreements granting to any Person the right of possession, use or occupancy of any portion of the Site that would interfere in any material respect with the Project Company Related Parties’ use of the Site and none of the Seller Related Parties has received any written notice of any pending Claim or, to the Seller’s knowledge, threat thereof relating to the Site that would be reasonably likely to adversely and materially interfere with the use of the Site by a Project Company Related Party.
Section 4.14    System Operations. The CC Assets and the Site, the CC Pipeline, the NBU CO2-EOR Project, the Transaction Documents and the Contracts listed on Schedule 4.6, Schedule 5.6 and Schedule 6.6, provided, in the case of tangible assets, solely to the extent they are located on the Site, include all assets (tangible and intangible), Intellectual Property and Contract rights that are necessary for (i) the conduct of the Project Company Business including the capture, measurement, compression, transportation, verification, injection, sequestration and monitoring of Captured Carbon Oxides by the Project Company in accordance with the projections set forth on Schedule 2.5(b) and, and (ii) the generation of Tax Credits as contemplated by the Transaction Documents. Schedule 4.14 (A) includes a true and correct diagram of the location of the Site, CC Assets and the CC Pipeline in relation to the Nitrogen Facility and Selexol Unit, and (B) illustrates the measurement and flow of the Captured Carbon Oxides to be purchased by the Project Company pursuant to the CRNF Carbon Oxides Purchase Agreement from the capture of such Captured Carbon Oxides at the Selexol Unit to the sequestration of such Captured Carbon Oxides at the NBU CO2-EOR Project, including the transport of such Captured Carbon Oxides from the Selexol Unit to the CC Assets, from the CC Assets to the CC Pipeline and from the CC Pipeline to the NBU CO2-EOR Project.
Section 4.15    Labor and Employee Benefit Matters. Each of Seller and the Project Company Related Parties have no employees and never have had any employees.
Section 4.16    Intellectual Property. There is no Intellectual Property that is required to be owned or licensed by the Project Company in connection with the Project Company’s operation of the Project Company Business in accordance with the Transaction Documents.

Section 4.17    Insurance. Schedule 4.17 sets forth a list of all casualty, commercial general liability, property damage, pollution and other types of insurance currently in effect and under which any Seller Related Party is insured with respect to the Nitrogen Facility, the CC Assets, the Site, the CC Pipeline, or the NBU CO2-EOR Project, which insurance will be maintained by the Seller Related Parties for the benefit of a Project Company Related Party pursuant to the CC Project Documents. As of the Closing Date, to the Knowledge of Seller, each policy is in full force and effect, there are no defaults or conditions that with the passage of time, or the giving of notice, or both, would become defaults under any such policy, and no written notice has been received by any Seller Related Parties from any insurance carrier purporting to cancel, reduce or materially change the terms of coverage under any of such policies and no Claim has been made under any of such policies with respect to the Nitrogen Facility, the CC Assets, the Site, the CC Pipeline, the NBU CO2-EOR Project, or the operation thereof.
Section 4.18    Required Filings, Notices and Consents. Except as set forth on Schedule 4.18 and except for filings pursuant to the HSR Act, (a) no filings, submissions or notices are required under any Applicable Law applicable to any Party (other than the Investors) or any of its Affiliates and related to the transactions contemplated by the Transaction Documents, the Contracts listed on Schedule 4.6, the CC Assets, or the Site, and (b) no consents, authorizations, Governmental Orders, waivers or approvals from any Governmental Body or third party is required in connection with the execution, delivery and performance by the Seller or any Project Company Related Party of the Transaction Documents, the Contracts listed on Schedule 4.6, the CC Assets, or the Site, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parties (excluding the Investors) to consummate the transactions contemplated by this Agreement, to perform their respective obligations hereunder and under the Transaction Documents or to qualify for the Tax Credits.
Section 4.19    Brokers. No agent, broker or other Person acting pursuant to the express or implied authority of a Project Company Related Party or Seller Related Party is or may be entitled to a commission or finder’s fee from any Project Company Related Party, Investors, or any Seller Related Party in connection with the transactions contemplated by the Transaction Documents, or is or may be entitled to make any claim against any Project Company Related Party, any Investor (or any Affiliate thereof) or any Seller Related Party for a commission or finder’s fee.
Section 4.20    Financial Model. The base case financial model that was sent to the Investors by [***] by electronic mail on January 6, 2023 utilizes reasonable and supportable assumptions regarding projections of annual Qualified Carbon Oxides Weight, operating costs and expenses, which in each case were prepared based on methods and assumptions which Seller believed to be reasonable at the time such projections were prepared and are consistent with historical operating costs, expenses, reserves and contingencies (it being understood that nothing herein shall otherwise constitute a guaranty of annual Qualified Carbon Oxides Weight, operating costs and expenses, reserves and contingencies, which may differ from such base case financial model).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CAPTUREPOINT
CapturePoint represents and warrants to the Investors and to CVRP, as of the date hereof, as follows:
Section 5.1    Organization; Qualification. Each CapturePoint Related Party is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted and as contemplated to be conducted under the Transaction Documents.
Section 5.2    Authority Relative to Agreements. Each CapturePoint Related Party has all requisite limited liability company or corporate power and authority, as applicable, to execute, deliver and perform the Transaction Documents and the other Contracts listed on Schedule 5.6 to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents and the other Contracts listed on Schedule 5.6 to which any CapturePoint Related Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each such CapturePoint Related Party that is a party thereto, and no other proceedings or company or corporate action on the part of any such Person and on the part of their respective directors and shareholders or members are necessary to authorize the execution, delivery and performance of the Transaction Documents and the other Contracts listed on Schedule 5.6 to which it is a party or to consummate the transactions contemplated hereby and thereby. Each Transaction Document or other Contract listed on Schedule 5.6 to which any CapturePoint Related Party is a party has been duly and validly executed and delivered by such Person as applicable. Each of the Transaction Documents and other Contracts listed on Schedule 5.6 to which a CapturePoint Related Party is a party constitutes such Person’s legal, valid and binding obligation, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).
Section 5.3    No Violation. Except as set forth on Schedule 5.3, neither the execution, delivery and performance by any CapturePoint Related Party of the Transaction Documents or other Contracts listed on Schedule 5.6 to which any such Person is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with or result in any breach of any provision of the organizational or charter documents of any CapturePoint Related Party, (b) violate (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material Contract, instrument or obligation to which any CapturePoint Related Party is a party or by which any CapturePoint Related Party is bound, (c) subject to compliance with applicable requirements of the HSR Act, materially violate any Applicable Law or any material license, franchise, permit or other authorization applicable to or affecting such CapturePoint Related Party or any of their respective assets, including the CC Pipeline or the NBU CO2-EOR Project, or (d) result in the creation of any Encumbrance on any CapturePoint Related Party or any of their respective assets, including the CC Pipeline or the NBU CO2-EOR Project, except Permitted Encumbrances or pursuant to the Transaction Documents, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such CapturePoint Related Party to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder and under the Transaction Documents.
Section 5.4    CapturePoint Taxes.
(a)    No Project Company Related Party has any liability for the Taxes of any CapturePoint Related Party as a transferee or successor, by contract, or otherwise.
(b)    Except as would not have a Material Adverse Effect:
(i)    Each of Seller and each CapturePoint Related Party has timely filed, or caused to be timely filed on their behalf, all Tax Returns required to be filed related to the CC Pipeline and the NBU CO2-EOR Project. All such Tax Returns are true, correct and complete.
(ii)    All Taxes required to be paid or withheld related to the CC Pipeline or the NBU CO2-EOR Project have been timely paid or withheld as required by Applicable Law.
(iii)    There are no Encumbrances for Taxes with respect to the CC Pipeline or the NBU CO2-EOR Project, other than the Permitted Encumbrances.
(iv)    There are no outstanding agreements, waivers or consents executed or filed with any Governmental Body extending the statutory period of limitations applicable to any Tax of Seller or any CapturePoint Related Party related to the CC Pipeline or the NBU CO2-EOR Project, and neither Seller nor any CapturePoint Related Party has requested any extensions of time within which to file any Tax Return related to the CC Pipeline or the NBU CO2-EOR Project.
(v)    There are no:
(1) Claims currently ongoing or threatened in writing against, related to or affecting Seller or any CapturePoint Related Party with respect to the CC Pipeline or the NBU CO2-EOR Project by any Governmental Body for the assessment or collection of Taxes;
(2) Audits or other examinations of any Tax Return related to or affecting Seller or any CapturePoint Related Party with respect to the CC Pipeline or the NBU CO2-EOR Project in progress or pending, nor has Seller or any CapturePoint Related Party been notified of or threatened with any request for any such audit or examination;
(3) Claims for assessment or collection of Taxes related to or affecting Seller or any CapturePoint Related Party with respect to the CC Pipeline or the NBU CO2-EOR Project that have been asserted in writing against Seller or any CapturePoint Related Party; or
(4) Matters under discussion with any Governmental Body regarding any Claim for assessment or collection of Taxes against Seller or any CapturePoint Related Party with respect to the CC Pipeline or the NBU CO2-EOR Project.
(vi)    Neither Seller nor any CapturePoint Related Party has requested or received a private letter ruling, administrative relief, technical advice, or other ruling from any Governmental Body that relates to Taxes or Tax Returns with respect to the CC Pipeline or the NBU CO2-EOR Project. No power of attorney has been granted by Seller or any CapturePoint Related Party with respect to any Taxes related to the CC Pipeline or the NBU CO2-EOR Project that is currently in force.
(vii)    No Claim has ever been made by a Governmental Body in a jurisdiction where Seller or a CapturePoint Related Party does not file Tax Returns that Seller or any CapturePoint Related Party is or may be subject to taxation by that jurisdiction with respect to the CC Pipeline or the NBU CO2-EOR Project.
(viii)    Neither Seller nor any CapturePoint Related Party (with respect to the CC Pipeline or the NBU CO2-EOR Project) has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(ix)    Neither Seller nor any CapturePoint Related Party (with respect to the CC Pipeline or the NBU CO2-EOR Project) has any liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.
(c)    The Captured Carbon Oxides, as used at the NBU CO2-EOR Project, meet the requirements for a “tertiary injectant” under U.S. Treasury Regulation Section 1.45Q-2(h)(6). The use of the Captured Carbon Oxides as a tertiary injectant at the NBU CO2-EOR Project meets the requirements for “secure geological storage” under U.S. Treasury Regulation Section 1.45Q-3(b).
(d)    Neither Seller nor any CapturePoint Related Party has taken any action, and no facts or circumstances exist, that to the Knowledge of CapturePoint, could reasonably be expected to (i) cause any of the representations and warranties made in Section 5.4(a) through (c) to be or become untrue, or (ii) prevent the generation of Tax Credits from the use of the CC Pipeline and NBU CO2-EOR Project.
Section 5.5    CapturePoint Litigation; Compliance with Applicable Law.
(a)    Except as set forth on Schedule 5.5, there are no material Claims by any Governmental Body or any other Person that are ongoing, or to the Knowledge of any CapturePoint Related Party, pending or threatened in writing, that relate to, or are against any CapturePoint Related Party with respect to, the CC Pipeline or the NBU CO2-EOR Project. No CapturePoint Related Party is subject to any Governmental Order that, individually or in the aggregate, would reasonably be expected to materially impair the ability of such CapturePoint Related Party to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder and under the Transaction Documents.
(b)    Each of the CapturePoint Related Parties, have complied, and are in compliance, in all material respects, with all Applicable Laws (other than Environmental Laws which are addressed in Section 5.7), and since January 1, 2020, no CapturePoint Related Party, as it pertains to the CC Pipeline and the NBU CO2-EOR Project, has received any written notice alleging a violation of any Applicable Law (other than Environmental Laws which are addressed in Section 5.7).
Section 5.6    CapturePoint Contracts. Schedule 5.6 is a complete and correct list of all material Contracts to which a CapturePoint Related Party is a party or by which its property or assets are bound relating to the CC Pipeline or the NBU CO2-EOR Project, in each case including all material Contracts with any other Seller Related Party or any of their respective Affiliates or pursuant to which any such Person provides material services or supplies to a CapturePoint Related Party, the CC Pipeline or the NBU CO2-EOR Project, which Contracts are so identified. CapturePoint has delivered or made available to Investors a complete and correct copy of each Contract listed in Schedule 5.6 (including all exhibits and schedules thereto) as in effect on the date hereof. No CapturePoint Related Party has received any written notice from any party to any Contract referenced in the preceding sentence that such party intends to terminate, cancel or refuse to renew the same. No CapturePoint Related Party is in material breach of or default under any of the CC Project Documents, or the Contracts listed on Schedule 5.6; and to the Knowledge of CapturePoint, no other Person who is a counterparty to the CC Project Documents or any other Contract listed on Schedule 5.6 is in material breach or default thereunder. To the Knowledge of CapturePoint, no circumstance or event has occurred that, with notice or lapse of time or both, would constitute a material breach of or default under, or would result in or permit a termination of, any of the CC Project Documents or the Contracts listed on Schedule 5.6.

Section 5.7    CapturePoint Environmental Matters.
(a)    The CapturePoint Related Parties have obtained all material licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments required pursuant to any Environmental Law for the ownership and operation of the CC Pipeline and the NBU CO2-EOR Project and the performance of their obligations under the Transaction Agreement to which they are a party (the “CapturePoint Environmental Permits”). The CapturePoint Environmental Permits that are held in the name of a CapturePoint Related Party are set forth on Schedule 5.7. Except as set forth on Schedule 5.7: (i) all CapturePoint Environmental Permits are in full force and effect, and no CapturePoint Related Party, or to the Knowledge of CapturePoint, no other Person, has since January 1, 2020 (or in the case of the CC Pipeline, January 1, 2018), received written notice of any violation or alleged violation of the CapturePoint Environmental Permits or potential rescission or material modification or amendment thereof as pertains to the Site, the CC Pipeline or the NBU CO2-EOR Project; (ii) no CapturePoint Related Party is or has since January 1, 2020 (or in the case of the CC Pipeline, January 1, 2018), been in violation of any of the terms or conditions of any CapturePoint Environmental Permit as it pertains to the Site, the CC Pipeline or the NBU CO2-EOR Project; (iii) there are no existing, or, to the Knowledge of CapturePoint, threatened, material Claims or, since January 1, 2020 (or in the case of the CC Pipeline, January 1, 2018), any written notice of any material Claims relating to violations or alleged violations of, or liability or potential liability under, Environmental Laws or relating to the presence, release or threat of release of any Hazardous Materials, in each case with respect to the CapturePoint Related Parties, the Site, the CC Pipeline or the NBU CO2-EOR Project, or the operation, maintenance, leasing or ownership of any of the foregoing, or, to the Knowledge of CapturePoint, to the extent that the same could adversely affect the Project Company, the Site, the CC Assets or the Project Company Business; and (iv) no CapturePoint Related Party has received since January 1, 2020 (or in the case of the CC Pipeline, January 1, 2018), any written notice from any Governmental Body or any other Person alleging any violation or alleged violation of or liability or potential liability under any Environmental Laws with respect to a CapturePoint Related Party or the construction, ownership, leasing, operation or maintenance of the Site, the CC Pipeline or the NBU CO2-EOR Project , except, in the case of the foregoing clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such CapturePoint Related Party to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder and under the Transaction Documents or to adversely affect the Project Company, the Site, the CC Assets or the Project Company Business.
(b)    There has been no unremediated release of Hazardous Materials from or to the Site, the CC Pipeline or the NBU CO2-EOR Project, or, to the Knowledge of CapturePoint, to the extent that the same could reasonably prevent any CapturePoint Related Parties from performing their respective obligations under this Agreement or the Transaction Documents or adversely affect the Project Company, the Site, the CC Assets or the Project Company Business, in any such case that has required, requires or will require reporting, investigation or response actions (including remediation) pursuant to any applicable Environmental Laws or that could reasonably give rise to material liability pursuant to any applicable Environmental Laws. No CapturePoint Related Party, and none of the Site, the CC Pipeline or the NBU CO2-EOR Project, or, to the extent that the same could reasonably prevent any CapturePoint Related Parties from performing their respective obligations under this Agreement or the Transaction Documents or adversely affect the Project Company, the Site, the CC Assets or the Project Company Business, are subject to any Governmental Order relating to or arising under any Environmental Law.
Section 5.8    CapturePoint Licenses and Permits. The CapturePoint Related Parties have obtained and hold all material Licenses and Permits (the “CapturePoint Licenses and Permits”) that are required for the performance by the CapturePoint Related Parties of their obligations under the Transaction Documents. All such Licenses and Permits of the CapturePoint Related Parties are listed on Schedule 5.8. The holder of each of the CapturePoint Licenses and Permits as identified on such Schedule is in material compliance with all such CapturePoint Licenses and Permits. No CapturePoint Related Party has received any written notice of violation of any of the Licenses and Permits or potential cancellation, rescission, suspension or material modification thereof.
Section 5.9    Financials - CapturePoint. Complete and correct copies of the audited financial statements of CapturePoint as of December 31 in each of the years 2021, 2020 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “CapturePoint Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of CapturePoint as at most recent quarter end and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “CapturePoint Interim Financial Statements” and together with the CapturePoint Audited Financial Statements, the “CapturePoint Financial Statements”) have been provided to the Investors. The CapturePoint Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the CapturePoint Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the CapturePoint Audited Financial Statements). The CapturePoint Financial Statements are based on the books and records of CapturePoint, and fairly present the financial condition of CapturePoint as of the respective dates they were prepared and the results of the operations of CapturePoint for the periods indicated. CapturePoint maintains a standard system of accounting established and administered in accordance with GAAP.
Section 5.10    CC Pipeline.
(a)    The CC Pipeline has the capacity to transport at least [***] Tons of Qualified Carbon Oxide per twelve month period and such additional amounts as contemplated by the projections set forth on Schedule 2.5(b), up to a maximum of [***] Tons of Qualified Carbon Oxide per twelve month period.
(b)    The assets comprising the CC Pipeline were constructed in all material respects in conformance with, and are operating in accordance with, Applicable Law and standards normally exercised by recognized engineering and construction firms under prudent industry practice. The CC Pipeline is (i) in all material respects good operating condition and repair and is not in need of material maintenance or repairs other than routine maintenance required in the ordinary course of business, and (ii) capable of performing all functions and operations for which it is intended to be used in the Project Company Business. Since January 1, 2020 there have been no material Claims by any of the CapturePoint Related Parties for defective performance made against any of the contractors that were hired or subcontracted to construct or operate the CC Pipeline, and to CapturePoint’s Knowledge, there is no basis for any future Claim.
(c)    Except as set forth on Schedule 5.10(c), (i) the CC Pipeline has not experienced any Downtime Event since January 1, 2020, (ii) there are no upcoming scheduled Downtime Events with respect to the CC Pipeline, and (iii) to the Knowledge of CapturePoint, no circumstance or event has occurred that would reasonably be expected to produce a Downtime Event with respect to the CC Pipeline.
(d)    Except as set forth on Schedule 5.10(d), no event has occurred since January 1, 2018, with respect to the CC Pipeline that would constitute a Release Event (not including any Routine Release Event (as defined in the Sequestration Agreement)) if such event happened following the Closing.
(e)    Except as set forth on Schedule 5.10(e), since January 1, 2020, the CC Pipeline has not experienced any material leakage of Captured Carbon Oxides.
Section 5.11    NBU CO2-EOR Project.
(a)    The NBU CO2-EOR Project has the capacity to sequester at least [***] Tons of Qualified Carbon Oxide per twelve month period and such additional amounts as contemplated by the projections set forth on Schedule 2.5(b), up to a maximum of [***] Tons of Qualified Carbon Oxide per twelve month period. The first injection of liquids, gases, or other matter for the NBU CO2-EOR Project occurred after December 31, 1990.
(b)    The assets comprising the NBU CO2-EOR Project were constructed in conformance with, and are operating in accordance with, Applicable Law and standards normally exercised by recognized engineering and construction firms under prudent industry practice. The NBU CO2-EOR Project (i) is in good operating condition and repair and are not in need of maintenance or repairs other than routine maintenance required in the ordinary course of business, and (ii) is capable of performing all functions and operations for which they are intended to be used in the Project Company Business.
(c)    Except as set forth on Schedule 5.11(c), (i) the NBU CO2-EOR Project has not experienced any Downtime Event since January 1, 2020, (ii) there are no upcoming scheduled Downtime Events with respect to the NBU CO2-EOR Project, and (iii) to the Knowledge of CapturePoint, no circumstance or event has occurred that would reasonably be expected to produce a Downtime Event with respect to the NBU CO2-EOR Project.
(d)    Except as set forth on Schedule 5.11(d), no event has occurred since January 1, 2020, with respect to the NBU CO2-EOR Project that would constitute a Release Event if such event happened following the Closing.
(e)    Except as set forth on Schedule 5.11(e), since January 1, 2020, the NBU CO2-EOR Project has not experienced any material leakage of Captured Carbon Oxides.
(f)    The certifications attached as Schedule 5.11(f)(i) hereto are true, correct and complete copies of the petroleum engineer’s initial certification for the NBU CO2-EOR Project as a Qualified EOR Project (the “Initial Qualified EOR Project Certification”) and each of CapturePoint’s continuing certifications of the same (the “Continuing Qualified EOR Project Certifications,” and, together with the Initial Qualified EOR Project Certification, the “Qualified EOR Project Certifications”). The petroleum engineer providing the Initial Qualified EOR Project Certification was duly registered or certified in the State of Texas. A true, correct and complete copy of the final Monitoring, Reporting and Verification Plan submitted for the NBU CO2-EOR Project as approved by the EPA on December 16, 2020 (MRV Plan Approval Number 101097501) under 40 CFR part 98 subpart RR has been provided to the Investors (the “MRV Plan”).
Section 5.12    Land Rights. The CapturePoint Real Property is sufficient for the continued use and operation of the CC Pipeline and the NBU CO2-EOR Project after the Closing in substantially the same manner as conducted prior to the Closing and as contemplated to be conducted after the Closing based on the projections set forth on Schedule 2.5(b). All CapturePoint Real Property is held free and clear of Encumbrances except for Permitted Encumbrances. The use and operation of the CapturePoint Real Property in the conduct of CapturePoint’s business do not violate in any material respect any Applicable Law, Contract or

Licenses and Permits. There are no Actions pending nor, to CapturePoint’s Knowledge, threatened in writing, against or affecting the CapturePoint Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 5.13    Books and Records. The records, books of account, minute books, membership interest records and other records of the CapturePoint Related Parties with respect to the CC Pipeline and the NBU CO2-EOR Project are true and correct in all material respects and have been maintained in accordance with sound business practices.
Section 5.14    Contract Quantity. Since January 1, 2020, after processing by the CC Assets, the Contract Quantity has met in all material respects applicable specifications set forth in Section 5.01 of the CapturePoint Carbon Oxides Purchase Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CVRP
CVRP represents and warrants to the Investors and to CapturePoint, as of the date hereof, as follows:
Section 6.1    Organization; Qualification. Each CVRP Related Party is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own and operate its properties and assets and to carry on its business as is now being conducted and as contemplated to be conducted under the Transaction Documents.
Section 6.2    Authority Relative to Agreements. Each CVRP Related Party has all requisite limited liability company or corporate power and authority, as applicable, to execute, deliver and perform the Transaction Documents and the other Contracts listed on Schedule 6.6 to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents and the other Contracts listed on Schedule 6.6 to which any CVRP Related Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each such CVRP Related Party that is a party thereto, and no other proceedings or company or corporate action on the part of any such Person and on the part of their respective directors and shareholders or members are necessary to authorize the execution, delivery and performance of the Transaction Documents and the other Contracts listed on Schedule 6.6 to which it is a party or to consummate the transactions contemplated hereby and thereby. Each Transaction Document or other Contract listed on Schedule 6.6 to which any CVRP Related Party is a party has been duly and validly executed and delivered by such Person as applicable. Each of the Transaction Documents and other Contracts listed on Schedule 6.6 to which a CVRP Related Party is a party constitutes such Person’s legal, valid and binding obligation, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).
Section 6.3    No Violation. Except as set forth on Schedule 6.3, neither the execution, delivery and performance by any CVRP Related Party of the Transaction Documents or other Contracts listed on Schedule 6.6 to which any such Person is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with or result in any breach of any provision of the organizational or charter documents of any CVRP Related Party, (b) violate (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material Contract, instrument or obligation to which any CVRP

Related Party is a party or by which any CVRP Related Party is bound and that relates to the Nitrogen Facility, (c) materially violate any Applicable Law or any material license, franchise, permit or other authorization applicable to or affecting both of such CVRP Related Party and the Nitrogen Facility, or (d) result in the creation of any Encumbrance on the Nitrogen Facility, except Permitted Encumbrances or pursuant to the Transaction Documents, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such CVRP Related Party to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder and under the Transaction Documents.
Section 6.4    CVRP Taxes.
(a)    No Project Company Related Party has any liability for the Taxes of any CVRP Related Party as a transferee or successor, by contract, or otherwise.
(b)    Except as set forth on Schedule 6.4 (to the extent such disclosures would not have a Material Adverse Effect):
(i)    Each of Seller and each CVRP Related Party has timely filed, or caused to be timely filed on their behalf, all Tax Returns required to be filed related to the Nitrogen Facility and the Site. All such Tax Returns are true, correct and complete.
(ii)    All Taxes required to be paid or withheld related to the Nitrogen Facility and the Site have been timely paid or withheld as required by Applicable Law.
(iii)    There are no Encumbrances for Taxes with respect to the Nitrogen Facility or the Site, other than the Permitted Encumbrances.
(iv)    There are no outstanding agreements, waivers or consents executed or filed with any Governmental Body extending the statutory period of limitations applicable to any Tax of Seller or any CVRP Related Party related to the Nitrogen Facility or the Site, and neither Seller nor any CVRP Related Party has requested any extensions of time within which to file any Tax Return related to the Nitrogen Facility or the Site.
(v)    There are no:
(1) Claims currently ongoing or threatened in writing against, related to or affecting Seller or any CVRP Related Party with respect to the Nitrogen Facility or the Site by any Governmental Body for the assessment or collection of Taxes;
(2) Audits or other examinations of any Tax Return related to or affecting Seller or any CVRP Related Party with respect to the Nitrogen Facility or the Site in progress or pending, nor has Seller or any CVRP Related Party been notified of or threatened with any request for any such audit or examination;
(3) Claims for assessment or collection of Taxes related to or affecting Seller or any CVRP Related Party with respect to the Nitrogen Facility or the Site that have been asserted in writing against Seller or any CVRP Related Party; or
(4) Matters under discussion with any Governmental Body regarding any Claim for assessment or collection of Taxes against Seller or any CVRP Related Party with respect to the Nitrogen Facility or the Site.

(vi)    Neither Seller nor any CVRP Related Party has requested or received a private letter ruling, administrative relief, technical advice, or other ruling from any Governmental Body that relates to Taxes or Tax Returns with respect to the Nitrogen Facility or the Site. No power of attorney has been granted by Seller or any CVRP Related Party with respect to any Taxes related to the Nitrogen Facility or the Site that is currently in force.
(vii)    No Claim has ever been made by a Governmental Body in a jurisdiction where Seller or a CVRP Related Party does not file Tax Returns that Seller or any CVRP Related Party is or may be subject to taxation by that jurisdiction with respect to the Nitrogen Facility or the Site.
(viii)    Neither Seller nor any CVRP Related Party (with respect to the Nitrogen Facility or the Site) has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(ix)    Neither Seller nor any CVRP Related Party (with respect to the Nitrogen Facility or the Site) has any liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.
(c)    To the extent sequestered in accordance with the Sequestration Agreement and verified at the point of disposal, the Captured Carbon Oxides qualify as “qualified carbon oxide” under Section 45Q(c) of the Code and U.S. Treasury Regulation Section 1.45Q-2(a).
(d)    Neither Seller nor any CVRP Related Party has taken any action, and no facts or circumstances exist, that to the Knowledge of CVRP, could reasonably be expected to (i) cause any of the representations and warranties made in Section 6.4(a) through (c) to be or become untrue, or (ii) prevent the generation of Tax Credits from the Nitrogen Facility or the Captured Carbon Oxides.
Section 6.5    CVRP Litigation; Compliance with Applicable Law.
(a)    Except as set forth on Schedule 6.5, there are no material Claims by any Governmental Body or any other Person that are ongoing, or to the Knowledge of any CVRP Related Party, pending or threatened in writing, that relate to, or are against any CVRP Related Party with respect to, the Nitrogen Facility, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such CVRP Related Party to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder and under the Transaction Documents. No CVRP Related Party is subject to any Governmental Order that, individually or in the aggregate, would reasonably be expected to materially impair the ability of such CVRP Related Party to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder and under the Transaction Documents or the Contracts listed on Schedule 6.6.
(b)    Each of the CVRP Related Parties, have complied, and are in compliance, in all material respects, with all Applicable Laws (other than Environmental Laws which are addressed in Section 6.8), and no CVRP Related Party, as pertains to the Nitrogen Facility only, has received any written notice alleging a violation of any Applicable Law (other than Environmental Laws which are addressed in Section 6.8).
Section 6.6    CVRP Contracts. Schedule 6.6 is a complete and correct list of all material Contracts to which a CVRP Related Party is a party or by which its property or assets are bound relating to the Nitrogen Facility, including all material Contracts with any other Seller Related Party or any of their respective Affiliates or pursuant to which any such Person provides material services or supplies to a CVRP Related Party with respect to the Nitrogen Facility, which Contracts are so identified. CVRP has delivered or made available to Investors a complete and correct copy of each Contract listed in Schedule 6.6 (including all exhibits and schedules thereto) as in effect on the date hereof. No CVRP Related Party has received any written notice from any party to any Contract referenced in the preceding sentence that such party intends to terminate, cancel or refuse to renew the same. No CVRP Related Party is in material breach of or default under any of the CC Project Documents (to the extent any is a party thereto), or the Contracts listed on Schedule 6.6; and to the Knowledge of CVRP, no other Person who is a counterparty to any Contract listed on Schedule 6.6 is in material breach or default thereunder. To the Knowledge of CVRP, no circumstance or event has occurred that, with notice or lapse of time or both, would constitute a material breach of or default under, or would result in or permit a termination of, any of the Contracts listed on Schedule 6.6.
Section 6.7    Other Contracts. Except for the rights of CRNF with respect to the Utilization CO2 pursuant to the CRNF Carbon Oxides Purchase Agreement, no other Person has the right to acquire all or any part of the Total Carbon Oxides.
Section 6.8    CVRP Environmental Matters.
(a)    The CVRP Related Parties have obtained all material licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments required pursuant to any Environmental Law for the ownership and operation of the Nitrogen Facility and the performance of their obligations under the Transaction Documents to which they are a party (the “CVRP Environmental Permits”). Except as set forth on Schedule 6.8: (i) all CVRP Environmental Permits are in full force and effect, and no CVRP Related Party, or to the Knowledge of CVRP, any other Person, has since January 1, 2020, received written notice of any violation or alleged violation of the Environmental Permits or potential rescission or material modification or amendment thereof as pertains to the Site or the Nitrogen Facility; (ii) no CVRP Related Party is or has since January 1, 2020, been in material violation of any of the terms or conditions of any Environmental Permit as it pertains to the Site or the Nitrogen Facility; (iii) the Nitrogen Facility currently is, and has since January 1, 2020, been, operated in compliance in all material respects with all Environmental Laws; (iv) there are no existing, or, to the Knowledge of CVRP, threatened, material Claims or any written notice of any material Claims relating to violations or alleged violations of, or liability or potential liability under, Environmental Laws or relating to the presence, release or threat of release of any Hazardous Materials, in each case with respect to the Site or the Nitrogen Facility or the operation, maintenance or ownership of the foregoing; and (v) no CVRP Related Party has since January 1, 2020, received any written notice from any Governmental Body or any other Person alleging any violation or alleged violation of or liability or potential liability under any Environmental Laws with respect to the construction, ownership, leasing, operation or maintenance of the Site or Nitrogen Facility , except, in the case of the foregoing clauses (i) through (v), as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such CVRP Related Party to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder and under the Transaction Documents or to adversely affect the Project Company, the Site, the CC Assets or the Project Company Business.
(b)    There has been no unremediated release of Hazardous Materials from or to the Site or the Nitrogen Facility, to the extent that the same could reasonably prevent the Project Company from performing its obligations under any Transaction Document to which it is a party or could otherwise adversely affect the Project Company, the Site, the CC Assets or the Project Company Business, in any such case that has required, requires or will require reporting, investigation or response actions (including remediation) pursuant to any applicable Environmental Laws. No CVRP Related Party nor the Nitrogen Facility, to the extent that the same could reasonably prevent the Project Company from performing its obligations under any

Transaction Document to which it is a party or could otherwise adversely affect the Project Company, the Site, the CC Assets or the Project Company Business, are subject to any Governmental Order relating to or arising under any Environmental Law.
Section 6.9    CVRP Licenses and Permits. The CVRP Related Parties have obtained and hold all material Licenses and Permits (the “CVRP Licenses and Permits”) that are required for the performance by the CVRP Related Parties of their obligations under the Transaction Documents. All such Licenses and Permits of the CVRP Related Parties are listed on Schedule 6.9. The holder of each of the CVRP Licenses and Permits as identified on such Schedule is in compliance with all such CVRP Licenses and Permits. No CVRP Related Party has received any written notice of violation of any of the CVRP Licenses and Permits or potential cancellation, rescission, suspension or material modification thereof.
Section 6.10    Financials - CVRP. Complete and correct copies of the audited financial statements of CVRP as of December 31 in each of the years 2021, 2020 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “CVRP Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of CVRP as at most recent quarter end and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “CVRP Interim Financial Statements” and together with the CVRP Audited Financial Statements, the “CVRP Financial Statements”) are publicly available in accordance with filings made by CVRP pursuant to the Securities Act. The CVRP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the CVRP Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the CVRP Audited Financial Statements). The CVRP Financial Statements are based on the books and records of CVRP, and fairly present the financial condition of CVRP as of the respective dates they were prepared and the results of the operations of CVRP for the periods indicated. CVRP maintains a standard system of accounting established and administered in accordance with GAAP.
Section 6.11    Feedstock Purchase Agreements. The CVRP Related Parties are party to certain Contracts related to the supply of feedstock to the Nitrogen Facility, and also purchase additional feedstock from third parties on the open market. These Contracts and open market purchases currently provide sufficient feedstock for the Nitrogen Facility to produce the Captured Carbon Oxides necessary for the conduct of the Project Company Business in accordance with the CC Project Documents. Such Contracts are subject to periodic renewal, and the CVRP Related Parties make open market purchases to supplement contracted amounts based on availability and economic considerations at any given time.
Section 6.12    Nitrogen Facility.
(a)    The Nitrogen Facility has the capacity to produce at least [***] Tons of Qualified Carbon Oxide per twelve month period and such additional amounts as contemplated by the projections set forth on Schedule 2.5(b), up to a maximum of [***] Tons of Qualified Carbon Oxide per twelve month period. The Nitrogen Facility has produced at least [***] Tons of Qualified Carbon Oxide during 2022 and each of the prior three Fiscal Years. CRNF has good and valid title to and is the sole and lawful owner of all of the material properties, assets, and interests that constitute the Nitrogen Facility, including the Selexol Unit, free and clear of any Encumbrances other than the Permitted Encumbrances.
(b)    The Nitrogen Facility was constructed materially in conformance with, and is operating materially in accordance with, Applicable Law and standards normally exercised by recognized engineering and construction firms under prudent industry practice. The Nitrogen

Facility is (i) in good operating condition and repair and is not in need of maintenance or repairs other than routine maintenance required in the ordinary course of business, and (ii) capable of performing all functions and operations for which it is intended to be used in the Project Company Business, except, in the case of the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such CVRP Related Party to perform their respective obligations hereunder and under the Transaction Documents. There have been no material Claims asserted since January 1, 2020, by any of the CVRP Related Parties for defective performance against any of the contractors that were hired or subcontracted to construct or operate the Nitrogen Facility, and to CVRP’s Knowledge, there is no reasonable basis for any future Claim.
(c)    Except as set forth on Schedule 6.12(c), (i) the Nitrogen Facility has not experienced any Downtime Event since January 1, 2020, (ii) there are no upcoming scheduled Downtime Events with respect to the Nitrogen Facility, and (iii) to the Knowledge of CVRP, no circumstance or event has occurred that would reasonably be expected to produce a Downtime Event with respect to the Nitrogen Facility.
Section 6.13    Chemical Composition of Captured Gas. Since January 1, 2020, the Contract Quantity has met in all material respects applicable specifications set forth in Section 5.01 of the CRNF Carbon Oxides Purchase Agreement.
Section 6.14    Books and Records. The records, books of account, minute books, membership interest records and other records of the CVRP Related Parties with respect to the Nitrogen Facility and the Selexol Unit are true and correct in all material respects and have been maintained in accordance with sound business practices.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF INVESTORS
Each Investor severally and not jointly represents and warrants to Seller, CVRP and CapturePoint as of the date hereof as follows:
Section 7.1    Organization; Qualification. Such Investor is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own and operate its assets and conduct its business, in each case, as currently conducted, and to acquire and own its Purchased Membership Interest as contemplated by this Agreement.
Section 7.2    Authority Relative to Agreements. Such Investor has all requisite corporate, partnership or limited liability company power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents to which such Investor is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by such Investor, and no other proceedings or corporate, partnership or limited liability company action on the part of such Investor are necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Transaction Documents to which such Investor is a party has been duly and validly executed and delivered by such Investor and constitutes such Investor’s legal, valid and binding obligation, enforceable against such Investor in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).
Section 7.3    No Violation. Neither the execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with or result in any breach of any provision of the organizational or charter documents of such Investor, (ii) violate (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material Contract, instrument or obligation to which such Investor is a party or by which any of its assets is bound, or (iii) violate any Applicable Law or any material license, franchise, permit or other authorization applicable to or affecting such Investor or any of its assets or result in the creation of any Encumbrances on such Investor or its assets, except pursuant to the Transaction Documents.
Section 7.4    Litigation. There are no actions, suits, claims, arbitrations or other proceedings, or investigations or inquiries by any Governmental Body or other Person, that are ongoing or, to the Knowledge of such Investor, pending or threatened in writing against such Investor that question the validity of the Transaction Documents, or that seek to delay, prevent or alter the consummation of any of the transactions contemplated hereby or thereby. Such Investor is not subject to any injunction, order or decree of any arbitration tribunal or any federal, state, local or foreign court that pertains to the Project Company or the Purchased Membership Interest or could affect such Investor’s performance under the Transaction Documents.
Section 7.5    Brokers. No agent, broker or other Person acting pursuant to the express or implied authority of such Investor or any Affiliate of such Investor is or may be entitled to a commission or finder’s fee from any Project Company Related Party, Seller, any Investor or an Affiliate of any Investor in connection with the transactions contemplated by the Transaction Documents, or is or may be entitled to make any claim against any Project Company Related Party, Seller or any Investor (or any Affiliate thereof) for a commission or finder’s fee.
Section 7.6    Securities Matters.
(a)    Such Investor is acquiring its Purchased Membership Interest for its own account and not with a view to or for resale in connection with any distribution or public offering.
(b)    Such Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
(c)    Such Investor understands that its Purchased Membership Interest has not and will not be registered under the Securities Act inasmuch as it is being acquired from Seller in a transaction not involving a public offering and that under the Securities Act and applicable rules and regulations thereunder such security may be resold without registration under the Securities Act only in certain limited circumstances. Such Investor understands that no public market now exists for its Purchased Membership Interest and that it is unlikely that a public market will ever exist for its Purchased Membership Interest.
Section 7.7    Due Diligence. Such Investor has had an opportunity to conduct due diligence relating to the transactions contemplated by the Transaction Documents and has received or has been given access to all documents and information requested by such Investor; provided, however, that such Investor shall be entitled to rely on the representations and warranties of Seller contained in this Agreement notwithstanding any due diligence conducted by such Investor. Each Investor further acknowledges and agrees that, in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, each

Investor has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Seller Related Parties contained in Articles IV, V and VI or in any other Transaction Document and the covenants and agreements of Seller Related Parties set forth herein and therein. Each Investor (either alone or together with its representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks involved in the purchase of its Purchased Membership Interest and performance of the other transactions contemplated by this Agreement and the other Transaction Documents and bearing the economic risk of its investment in its Purchased Membership Interest in accordance with the terms of this Agreement and the other Transaction Documents.
Section 7.8    Disclaimer. The representations and warranties of the Seller Related Parties contained in Articles IV, V and VI constitute the sole and exclusive representations and warranties of the Seller Related Parties to such Investor, which representations and warranties such Investor is entitled to rely upon, and such Investor understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied, including relating to any projection or forecast in respect of the Facility, or the Project Company Business, provided directly or indirectly by the Seller Related Parties, the Project Company or their respective Affiliates, and as to the technical capability of the Nitrogen Facility as of the date hereof, are specifically disclaimed and are not being relied upon by such Investor, and that nothing contained in this Agreement shall be construed as a representation, warranty or guarantee of any level of production to be achieved in connection with the Project Company Business. Each Investor has relied solely on its own legal, tax, financial and other advisors in connection with its investment in its Purchased Membership Interest and not on the advice of Seller Related Parties, any of their Affiliates or any of their respective representatives.
ARTICLE VIII
CERTAIN COVENANTS OF THE PARTIES
Section 8.1    Expenses. Except to the extent otherwise specifically provided herein, the Party incurring any costs and expenses in connection with the Transaction Documents and the transactions contemplated hereby and thereby shall bear any such costs and expenses; provided, that the Seller on the one hand and the Investors on the other hand shall each pay one-half of the filing fee for the Notification and Report Forms filed under the HSR Act.
Section 8.2    Further Assurances. Each of the Parties agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to make effective the sale of the Purchased Membership Interest under this Agreement, to consummate the other transactions contemplated by the Transaction Documents to ensure CompressionCo is an entity disregarded as separate from its owner for U.S. federal tax purposes, to ensure the Project Company is (prior to Closing) an entity disregarded as separate from its owner and (after Closing) a partnership for U.S. federal tax purposes, and to ensure the Project Company qualifies for the Tax Credits. From time to time after the Closing Date, without further consideration, Seller shall, at Seller’s own expense, execute and deliver such documents to Investors as Investors may reasonably request in order to more effectively vest in Investors all right, title and interest in the Purchased Membership Interest or to vest in CompressionCo all right, title and interest in the CC Assets. From time to time after the Closing Date, Investors shall, at Investors’ own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the sale of the Purchased Membership Interest under this Agreement.
Section 8.3    Public Statements. No Party shall issue any public announcement, statement or other disclosure before Consulting with the other Parties (including a right to review in advance and comment on such proposed disclosure) to the extent such public announcement or other disclosure specifically identifies any Party or such Party’s Affiliates (other than Affiliates of the disclosing Party), includes the detailed terms of the Transaction Documents or describes the Tax structure or Tax treatment of the transactions contemplated by this Agreement, and will not make such issuance without the consent of all of the Parties (which consent shall not unreasonably be withheld). Copies of all such proposed disclosure will be sent to each other Party by e-mail in accordance with the e-mail address or addresses included on Exhibit A to the Project Company LLC Agreement for such Party. Notwithstanding the foregoing, any Party that is subject to disclosure requirements under the Securities Exchange Act or similar Applicable Laws shall have the right to make the final determination about its required disclosures, and may disclose as such Party deems necessary and appropriate to comply with Applicable Laws in such Party’s sole discretion and may make such disclosure without first providing copies to any other Person hereunder as long (x) such disclosure does not specifically identify any Party or such Party’s Affiliates (other than Affiliates of the disclosing party). or (y) the disclosing Party is advised by counsel that either disclosure of the identity of any Party or its Affiliates is legally required and/or that immediate disclosure is required and advance disclosure to the other Party is consequently impractical. No Party will, without the prior written consent of the other applicable Parties, in each instance, (a) use in advertising, publicity, or otherwise the name of any other Party, or any partner or employee of such Party or its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such Party or its Affiliates, or (b) represent, directly or indirectly, that any product or service provided by the Project Company has been endorsed or provided by Investors or its Affiliates. Notwithstanding anything contained in this Section 8.3 to the contrary, no Party shall be prohibited from publicly disclosing that, and shall not be required to Consult with the other Parties in connection therewith, such Party has entered into the Transaction Documents so long as such public disclosure does not directly or indirectly identify the other Parties, or the Affiliates thereof, or the terms of the Transaction Documents (subject, however, to each Party’s discretion to make disclosures under the Securities Exchange Act or similar Applicable Laws as provided in this Section 8.3, including filing of this Agreement or the Project Company LLC Agreement with as an exhibit to a report pursuant to the Securities Exchange Act or similar Applicable Laws with such redactions if any as are agreed to by the parties)). Notwithstanding the foregoing, nothing in this Section 8.3 shall apply to an announcement, statement, or disclosure by a Party regarding such Party’s Affiliates or a use by a Party of the name or mark of its Affiliates.
Section 8.4    Environmental Attributes.
(a)    The Parties acknowledge that the conduct of the Project Company Business may give rise to certain Environmental Attributes. Each Party further acknowledges that it is not aware of any Environmental Attributes that will be attributable to or generated by the conduct of the Project Company Business pursuant to the CC Project Documents, the benefit of which will be available to any Party, the Project Company or any of their Affiliates for any period following the Closing.
(b)    If after the Closing Date any Party determines that any Environmental Attributes will be attributable to or generated by the conduct of the Project Company Business, such Party will promptly notify the other Parties regarding the nature and timing of such Environmental Attributes, the impact on the Tax Credits if known, and the Persons that will be entitled to the benefit of such Environmental Attributes under the terms, conditions and Applicable Law applicable to such Environmental Attributes.
(c)    The Parties acknowledge that any Environmental Attributes that hereafter become available in respect of the conduct of the Project Company Business are intended to be for the benefit of CVRP or its Affiliates, except to the extent that the claiming by CVRP or its Affiliates of all or any portion of such benefits would have an “Adverse Tax Impact,” defined for this purpose as an impact that would limit or otherwise adversely affect or hinder the ability of the Members of the Project Company to claim Tax Credits in accordance with the Transaction Documents or decrease the value of the Tax Credits to the Members (including by making it more expensive for the Members to claim the Tax Credits).
(d)    If (i) any Environmental Attributes hereafter become available in respect of the conduct of the Project Company Business, (ii) the claiming by CVRP and its Affiliates of the benefits of such Environmental Attributes would not have an Adverse Tax Impact, and (iii) the benefits of such Environmental Attributes do not already belong to CVRP or its Affiliates under the terms, conditions and Applicable Laws applicable to such Environmental Attributes, then the Parties will negotiate in good faith regarding the terms and conditions by which such Environmental Attributes can be transferred to CVRP and its Affiliates at the expense of CVRP and its Affiliates.
(e)    If (i) any Environmental Attributes hereafter become available in respect of the conduct of the Project Company Business, and (ii) the claiming by CVRP and its Affiliates of the benefits of such Environmental Attributes would have an Adverse Tax Impact, the Parties will negotiate in good faith regarding the terms and conditions and extent to which such Environmental Attributes can be used by, or transferred to CVRP and its Affiliates (at the expense of CVRP and its Affiliates) without creating an Adverse Tax Impact; provided that if the Parties cannot reach agreement on a manner for the Environmental Attributes to be used without creating an Adverse Tax Impact, the Environmental Attributes may not be used.
Section 8.5    Potential Purification Investment.
(a)    Prior to the date hereof, CVRP and CapturePoint submitted an LCA report (within the meaning of Treasury Regulation Section1.45Q-4(c)) to the United States Department of Energy and the IRS with respect to the Utilization CO2. In the event that such LCA report is approved by the United States Department of Energy and the IRS, then Seller will promptly give Notice to the Investors that such approvals have been obtained, which Notice shall be accompanied by copies of such approvals and the final LCA report. Thereafter the Parties shall negotiate exclusively for a period of 120 days (the “Negotiation Period”) with respect to a transaction pursuant to which Investors would make an investment on economic terms reasonably similar to the economic terms of the Transaction Documents that would permit the Project Company to acquire all of the issued and outstanding membership interests of an entity that, as of the date of such investment, will own all of the Purification Equipment (a “Purification Investment”). During the Negotiation Period, CVRP and the Seller shall provide the Investors with such information as they may reasonably request related to the Purification Investment. If the Parties fail to enter into a definitive agreement with respect to a Purification Investment then CVRP shall be entitled to enter into a Purification Investment transaction with one or more Unrelated Persons on the terms and conditions agreed to by CVRP in its sole discretion.
(b)    The Investors acknowledge and agree that, unless and until the Purification Investment occurs, neither the Investors nor the Project Company is entitled to any Section 45Q tax credits that may arise in connection with the use of the Utilization CO2, and the CVRP Related Parties shall have sole rights to any and all such Section 45Q tax credits.
(c)    Each of CapturePoint and Seller acknowledges and agrees that, until the later of (i) the execution of a definitive agreement with the Investors regarding the Purification Investment or (ii) the end of the Negotiation Period, any Section 45Q tax credits that may arise in connection with the use of the Utilization CO2, and any and all value associated with such Tax Credits, will be retained exclusively by the CVRP Related Parties. CapturePoint will agree to do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all such other agreements, certificates, instruments and documents, as CVRP may reasonably request in order to carry out the intent and accomplish the purposes of the preceding sentence.
Section 8.6    Grandfathered Election. The Parties shall cause the Project Company to make the Grandfathered Election by filing a statement of election with the Project Company’s income Tax Return for the taxable year that includes the Closing Date and for each of the eight taxable years thereafter, in each case, in accordance with U.S. Treasury Regulation Section 1.45Q-2(g)(4).
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival of Representations and Warranties. Each of the representations and warranties in this Agreement shall survive for a period of 18 months after the Closing Date, except that the representations and warranties set forth in the Fundamental Representations and Warranties shall survive until the expiration of the applicable statute of limitations for the period in which Tax Credits may be claimed or recaptured or, if longer, until 30 calendar days after the expiration of the statute of limitations for the applicable representation (after giving effect to any waiver, mitigation or extensions thereof). Notwithstanding the preceding sentence, (x) each representation and warranty that is the subject of one or more Claims asserted in writing prior to the expiration of the applicable survival period set forth above will be tolled and shall survive until the final resolution of such Claims in accordance with this Agreement, (y) all covenants herein shall survive until fully performed, unless otherwise provided herein, and (z) nothing herein shall relieve any Party from liability for any fraud or willful misconduct.
Section 9.2    Indemnification of Investors by CVRP, CapturePoint and Seller. Subject to the terms of this Article IX, CVRP, CapturePoint and Seller shall jointly and severally indemnify, defend and hold harmless Investors from and against any and all Losses asserted against or suffered by them, and whether arising out of a third-party Claim or a direct Claim, and resulting from or arising out of:
(a)    the breach or violation of any of the representations or warranties of CVRP, CapturePoint and Seller in Article IV of this Agreement, provided that if and to the extent the facts and circumstances giving rise to such breach or violation also give rise to a breach or violation of a representation or warranty made by CapturePoint in Article V or by CVRP in Article VI, such claim for indemnification shall be made pursuant to Section 9.3(a) in the case of a breach of a representation or warranty made by CapturePoint in Article V or pursuant to Section 9.4(a) in the case of a breach of a representation or warranty made by CVRP in Article VI, and not pursuant to this Section 9.2(a)(i);
(b)    the breach or violation of any of the covenants and agreements of (i) Seller in this Agreement or (ii) Seller in its capacity as manager of the Project Company pursuant to the Project Company LLC Agreement;
(c)    Taxes as set forth in Section 9.12(d);
(d)    any gross negligence, fraud or willful misconduct of Seller in connection with its performance of its obligations as manager of the Project Company pursuant to the Project Company LLC Agreement;
(e)    any act (or omissions) of Seller in its capacity as manager of the Project Company under the Project Company LLC Agreement that would cause the Project Company to fail to qualify for the Tax Credits or, to the extent such Losses do not constitute lost, disallowed or recaptured Tax Credits for which a Party is paid a Release Payment pursuant to the Sequestration Agreement, that would cause a Release Event; or
(f)    the Existing CapturePoint Carbon Oxides Purchase Agreement.
Section 9.3    Indemnification of Investors by CapturePoint. Subject to the terms of this Article IX, CapturePoint shall indemnify, defend and hold harmless Investors and CVRP from and against any and all Losses asserted against or suffered by them, and whether arising out of a third-party Claim or a direct Claim, and resulting from or arising out of:
(a)    the breach or violation of any of the representations or warranties of (i) CapturePoint in Article V of this Agreement or (ii) any CapturePoint Related Party in any CC Project Documents or CC Contribution Agreements to which such CapturePoint Related Party is a party;
(b)    the breach or violation of any of the covenants and agreements of (i) CapturePoint in this Agreement or (ii) any CapturePoint Related Party in any CC Project Documents or CC Contribution Agreements to which such CapturePoint Related Party is a party;
(c)    (i) the actual or alleged violation of or non-compliance with any Environmental Law by any of the CapturePoint Related Parties or any of their respective partners, members, shareholders, managers, officers, directors, employees, contractors, subcontractors, agents, representatives or invitees at, on or associated with the CC Assets, the CC Project Documents, the NBU CO2-EOR Project, the CC Pipeline and the CapturePoint Real Property, or any CapturePoint Related Party’s ownership, use or operation thereof, in each case, whether occurring before, on or after the Closing Date;
(ii) the presence, use, generation, storage, transportation, discharge, emission, migration, release, threat of release, disposal or other disposition of any Hazardous Material on, under, to or from the CC Assets, the CC Project Documents, the NBU CO2-EOR Project, the CC Pipeline and the CapturePoint Real Property, or any other property owned, operated or controlled by any CapturePoint Related Party, or any third party property where Hazardous Material arising from or relating to any condition or activities at the CC Assets, the CC Project Documents, the NBU CO2-EOR Project, the CC Pipeline and the CapturePoint Real Property have come to be located, in each case, whether occurring before, on or after the Closing Date; or
(iii) any inquiry, request or Claim alleging or seeking information concerning whether any Project Company Related Party is a potentially responsible party under any Environmental Law due to a Project Company Related Party’s license of the Site or actions taken by the Project Company Related Party in accordance with the CC Project Documents, in either case on the basis of an actual or alleged violation or non-compliance by a CapturePoint Related Party as contemplated in clause (i) above or the presence, use, generation, storage, transportation, discharge, emission, migration, release, threat of release, disposal or other disposition of any Hazardous Material as contemplated in clause (ii) above;
(d)    the assets or operations of the CapturePoint Related Parties prior to the Closing Date, including the construction, financing, testing, operation and ownership of the CC Assets, the CC Pipeline, the NBU CO2-EOR Project, and the Site and including any labor, employment and benefits related claims of any of the employees or contractors (the “Workers”) of any CapturePoint Related Parties prior to Closing or anyone purporting to represent any of the Workers of any CapturePoint Related Parties;

(e)    the assets or operations of the CapturePoint Related Parties from and after the Closing Date, including the operation of the CC Assets, and the ownership and operation of the CC Pipeline, the NBU CO2-EOR Project, and the Site of any CapturePoint Related Parties after the Closing and including any labor, employment and benefits related claims of any of the Workers of any CapturePoint Related Parties after the Closing or anyone purporting to represent any of the Workers of the CapturePoint Related Parties;
(f)    any gross negligence, fraud or willful misconduct of any CapturePoint Related Party in connection with its performance of any CC Project Documents to which such CapturePoint Related Party is a party; or
(g)    (i) any Release Event (to the extent such Losses do not constitute lost, disallowed or recaptured Tax Credits for which a Party is paid a Release Payment pursuant to the Sequestration Agreement), (ii) any act (or omissions) of any CapturePoint Related Parties in performing any of their obligations under any CC Project Documents to which such CaputrePoint Related Party is a party that would cause the Project Company to fail to qualify for the Tax Credits, or (iii) any failure of the Qualified EOR Project Certifications to comply with the requirements of Treasury Regulations Section 1.45Q-2(h)(2).
(h)    the Contract Quantity following the CP Title Transfer Point.
Section 9.4    Indemnification of Investors by CVRP. Subject to the terms of this Article IX, CVRP shall indemnify, defend and hold harmless Investors and CapturePoint from and against any and all Losses asserted against or suffered by them, and whether arising out of a third-party Claim or a direct Claim, and resulting from or arising out of:
(a)    the breach or violation of any of the representations or warranties of (i) CVRP in Article VI of this Agreement or (ii) any CVRP Related Party in any CC Project Documents or CC Contribution Agreements to which such CVRP Related Party is a party;
(b)    the breach or violation of any of the covenants and agreements of (i) CVRP in this Agreement or (ii) any CVRP Related Party in any CC Project Documents or CC Contribution Agreements to which such CVRP Related Party is a party;
(c)    (i) the actual or alleged violation of or non-compliance with any Environmental Law by any of the CVRP Related Parties or any of their respective partners, members, shareholders, managers, officers, directors, employees, contractors, subcontractors, agents, representatives or invitees at, on or associated with the Nitrogen Facility, the Site, the Coffeyville Refinery, the CVRP Real Property or any CVRP Related Party’s ownership, use or operation thereof, in each case, whether occurring before, on or after the Closing Date;
(ii) the presence, use, generation, storage, transportation, discharge, emission, migration, release, threat of release, disposal or other disposition of any Hazardous Material on, under, to or from the Nitrogen Facility, the Site, the Coffeyville Refinery, the CVRP Real Property or any other property owned, operated or controlled by any CVRP Related Party, or any third party property where Hazardous Material arising from or relating to any condition or activities at the Nitrogen Facility, the Site, the Coffeyville Refinery or the CVRP Real Property have come to be located, in each case, whether occurring before, on or after the Closing Date or
(iii)    any inquiry, request or Claim alleging or seeking information concerning whether any Project Company Related Party is a potentially responsible party under any Environmental Law due to a Project Company Related Party’s license of the Site or actions taken by the Project Company Related Party in accordance with the CC Project Documents, in either case on the basis of an actual or alleged violation or non-compliance by a CVRP Related

Party as contemplated in clause (i) above or the presence, use, generation, storage, transportation, discharge, emission, migration, release, threat of release, disposal or other disposition of any Hazardous Material as contemplated in clause (ii) above.
(d)    the assets or operations of the CVRP Related Parties or the Project Company prior to the Closing Date, including the construction, financing, testing, operation and ownership of the Nitrogen Facility and the Coffeyville Refinery and including any labor, employment and benefits related claims of any of the Workers of any CVRP Related Party prior to Closing or anyone purporting to represent any of such Workers;
(e)    the assets or operations of the CVRP Related Parties from and after the Closing Date, including the operation and ownership of the Nitrogen Facility and the Coffeyville Refinery and including any labor, employment and benefits related claims of any of the Workers of any CVRP Related Party after the Closing or anyone purporting to represent any of such Workers;
(f)    any gross negligence, fraud or willful misconduct of any CVRP Related Party in connection with its performance of any CC Project Documents to which such CVRP Related Party is a party;
(g)    any act (or omissions) of any CVRP Related Parties in performing any of their obligations under any CC Project Documents to which such CVRP Related Party is a party that would cause the Project Company to fail to qualify for the Tax Credits;
(h)    the Contract Quantity prior to the CRNF Title Transfer Point; or
(i)    any Nonconforming Quantities (as defined in the CRNF Carbon Oxides Purchase Agreement) or any Contract Quantity that is not purchased by CompressionCo under the CRNF Carbon Oxides Purchase Agreement.
Section 9.5    Limitation on Liability of Seller Related Parties.
(a)    Notwithstanding the foregoing provisions of Sections 9.2, 9.3, and 9.4, no Party will be required to indemnify any Person pursuant to Sections 9.2(a), 9.2(b), 9.3(a), 9.3(b), 9.4(a) or 9.4(b) for any Losses if the Losses associated with such claim (in the aggregate with all other Losses associated with claims arising out of the same breach or inaccuracy) is less than $[***] (each, a “De Minimis Claim”). Further, no Party will be required to indemnify any Person pursuant to Sections 9.2(a), 9.3(a), or 9.4(a) for any Losses arising from breaches or violations of representations and warranties until the aggregate amount of all such Losses (not including Losses associated with a De Minimis Claim) incurred by the indemnified person exceeds [***] ($[***]), and in such case, the applicable Seller Related Parties shall be responsible for all such Losses (not including Losses associated with a De Minimis Claim) from the first dollar of such Losses (not including Losses associated with a De Minimis Claim), provided that such limitation shall in all cases be subject to the limitations of liability set forth in the second sentence of Section 9.5(b) below.
(b)    Except as described in the second sentence of this Section 9.5(b), the collective liability of Seller Related Parties to the Investors under Sections 9.2(a), 9.2(b), 9.2(e), 9.3(a), 9.3(b), 9.3(g), 9.3(h), 9.4(a), 9.4(b), 9.4(g), 9.4(h) and 9.4(i) (collectively, the “Capped Indemnification Sections”) and under the provisions of the CC Project Documents providing for payment of any Underproduction Fee or Release Event Payment shall not exceed the amount of the Seller Related Party Cap. Neither the Seller Related Party Cap nor any other limitation of liability (including the limitations set forth in Section 9.5(a)) will apply to Losses incurred by Investors (i) in respect of a Claim pursuant to any provisions of Sections 9.2, 9.3 and 9.4 other than the Capped Indemnification Sections, (ii) in respect of any Claim by a third party, (iii) arising directly or indirectly from the gross negligence, fraud or willful misconduct of any Seller Related Party, or (iv) arising out of a breach of any Fundamental Representations and Warranties (other than such Fundamental Representations and Warranties made by Investors under Article VII).
(c)    Further notwithstanding the foregoing provisions of Sections 9.2, 9.3 and 9.4 to the contrary, the Investors shall not be entitled to be indemnified and held harmless with respect to any Losses arising from (i) such Investor’s own gross negligence, fraud or willful misconduct, (ii) the occurrence of a Put Option Event (as such term is defined in the Project Company LLC Agreement) (not including the underlying cause of any such Put Option Event), (iii) lost, disallowed or recaptured Tax Credits that are attributable to a Structural Tax Issue, and/or (iv) any circumstance or event that would cause duplication of recovery in violation of Section 10.13. For this purpose, a “Structural Tax Issue” means a determination that: (i) the transactions contemplated by this Agreement, the Project Company LLC Agreement and the CC Project Documents fail to meet the requirements of the safe harbor in Rev. Proc. 2020-12; (ii) the Class A Members are not treated as bona fide partners in the Company for U.S. federal income tax purposes; (iii) the Company is not respected as a valid partnership for U.S. federal income tax purposes; (iv) the Tax Credits are not treated as properly allocated in accordance with Code Section 704(b); (v) the Company is not treated as the owner of the CC Assets for U.S. federal income tax purposes; (vi) the economic substance doctrine, the sham transaction doctrine, or any other similar rule of law applies to the transactions contemplated by the Transaction Agreement, this Agreement and the CC Project Documents; or (vii) the application of any rules limiting the ability of the Class A Members to claim Tax Credits otherwise properly allocated to the Class A Members, including, without limitation, the Code Section 38(c) limitation, the tax on base erosion payments under Code Section 59A, or any similar limitation enacted after the Effective Date (including any limitation implementing “Pillar Two” of the proposed anti global base erosion rules under the Organisation for Economic Co-operation and Development/G20 Inclusive Framework on Base Erosion and Profit Shifting).
(d)    For purposes of this Article IX (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, in each case except to the extent that such qualification limits the scheduling obligation of the Person making such representation or warranty.
Section 9.6    Indemnification of Seller Related Parties by Investors. Subject to the terms of this Article IX, each Investor shall severally and not jointly indemnify, defend and hold harmless the Seller Related Parties from and against any and all Losses asserted against or suffered by them, directly or indirectly, and whether rising out of a third-party Claim or a direct Claim, resulting from or arising out of any of the following:
(a)    the breach or violation of any of the representations or warranties of such Investor in Article VII of this Agreement; or
(b)     the breach or violation of any of the covenants and agreements of such Investor in this Agreement.
Section 9.7    Limitation on Liability of the Investors. The Investors shall not have any liability under this Article IX with respect to Losses incurred by the Seller Related Parties for which indemnification is sought pursuant to Section 9.6 in excess of an amount (a) in the aggregate equal to the amount of the Seller Related Party Cap and (b) with respect to any individual Investor in an amount in excess of such Member’s Relative Membership Interest Percentage multiplied by the amount of the Seller Related Cap. The foregoing limit shall not apply to Losses incurred by any Seller Related Party in respect of a Claim arising out of a breach of any Fundamental Representations and Warranties made by Investors under Article VII.
Section 9.8    Exclusive Remedies. Without limiting the rights of the Parties under any of the CC Project Documents or claims for specific performance hereunder, the rights to the remedies under this Article IX are the sole and exclusive remedies that a Party or other Indemnified Person may have for the recovery of monetary damages with respect to any breach by a Party or its Affiliates of any representation or warranty contained in this Agreement, and any breach or failure to perform by a Party or its Affiliates of any covenant or agreement contained in this Agreement or any of the CC Project Documents, CC Contribution Agreements or Project Company LLC Agreement.
Section 9.9    Payment of Losses. Any Loss for which an Indemnified Person is entitled to indemnification in this Article IX shall be paid by the Indemnifying Party by wire transfer in immediately available funds.
Section 9.10    Tax Treatment of Indemnification Payments; Gross-Up. For U.S. federal income Tax reporting purposes, to the maximum extent permitted by the Code, each Party will agree to treat all amounts paid under any of the provisions of this Article IX as an adjustment to the purchase price for the Deemed Purchased Assets (or otherwise as a non-Taxable reimbursement). To the extent that any indemnification payment treated as a purchase price adjustment arises from a Loss (other than a Loss constituting or relating to a loss or disallowance of Tax Credits or Tax deductions) that does not give rise to a deduction for the Indemnified Person for U.S. federal income Tax purposes, such indemnification payment shall be increased in an amount equal, on an after-Tax basis, to the lost U.S. federal Tax benefits (calculated using a discount rate of ten percent per annum and assuming that depreciation or amortization deductions would be fully utilized when available) or additional U.S. federal Tax due as a result of the purchase price adjustment. Except as otherwise provided in this Article IX, to the extent of any such indemnification payment (other than such payment relating to a disallowance of Tax Credits or Tax deductions) being includable in U.S. federal taxable income of the Indemnified Person or its Affiliates as determined by agreement of the Indemnified Person and the Indemnifying Party, or if there is no agreement, by an opinion of the Indemnified Person’s counsel that such amount is “more likely than not” includable in U.S. federal Taxable income of the Indemnified Person (or its Affiliates), the amount of the payment shall be increased by the amount of any U.S. federal income Tax required to be paid by the Indemnified Person or its Affiliates on the receipt or accrual of the indemnification payment (including, for this purpose, the amount of any such Tax required to be paid by the Indemnified Person on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 9.10 using an assumed rate equal to the highest marginal U.S. federal income Tax rate applicable to corporations generally (currently 21 percent)). Any payment made under this Section 9.10 shall be reduced by the present value (as determined on the basis of a discount rate equal to ten percent per annum) of any U.S. federal income Tax benefit to be realized by the Indemnified Person or its Affiliates by reason of the facts and circumstances giving rise to such indemnification
Section 9.11    Defense of Claims; Other Indemnification Matters.
(a)    As to any Loss that is subject to indemnification under Section 9.2, Section 9.3, Section 9.4 or Section 9.6 and is brought, made or asserted against an Indemnified Person by a Person other than a Party, the Indemnified Person will give Notice to the Indemnifying Party of any such Loss with respect to which it seeks indemnification hereunder promptly after the discovery by the Indemnified Person of the Loss or any matters giving rise to the Loss; provided, that the failure of the Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In the case of any such Loss as to which the Indemnified Person seeks indemnification hereunder, the Indemnifying Party shall be entitled to, unless in the reasonable judgment of the Indemnified Person an actual conflict of interest between it and the Indemnifying Party exists in respect of such Loss, assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Person, and after notice from the Indemnifying Party to the Indemnified Person of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Person for any legal or other expenses incurred by the Indemnified Person prior to giving notice of such Claim to the Indemnifying Party or subsequently incurred by the Indemnified Person in connection with the defense thereof after the Indemnifying Party assumes the defense thereof other than reasonable direct out-of-pocket costs of investigation; provided, that except as expressly provided in the Project Company LLC Agreement, nothing contained herein shall permit any Seller Related Party to control or participate in any Tax contest or dispute involving the Project Company or Investors or any Affiliate of Investors, or permit the Project Company, Investors or any Affiliate of Investors to control or participate in any Tax contest or dispute involving any Seller Related Party. In the event that (a) the Indemnifying Party advises an Indemnified Person that it will contest a claim for indemnification hereunder, (b) the Indemnifying Party fails, within 30 days of receipt of any indemnification notice, to notify, in writing, such Indemnified Person of the Indemnifying Party’s election to defend, settle or compromise, at its sole cost and expense, any such Loss (or discontinues its defense at any time after it commences such defense), or (c) in the reasonable judgment of the Indemnified Person, an actual conflict of interest between it and the Indemnifying Party exists in respect of such Loss, then the Indemnified Person may, at its option, defend any such Claim but the Indemnified Person may not settle or otherwise compromise or pay such Loss without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such Loss, the Indemnifying Party shall be liable for the Indemnified Person’s reasonable costs and expenses arising out of the defense of any such Loss after giving notice thereof to the Indemnifying Party. The Indemnified Person shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such Loss by the Indemnifying Party. The Indemnifying Party shall promptly keep the Indemnified Person apprised as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such Loss, then the Indemnified Person shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If the Indemnifying Party does not assume such defense, the Indemnified Person shall promptly keep the Indemnifying Party apprised as to the status of the defense; provided, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. The Indemnifying Party shall not be liable for any settlement (or decision to forego any appeal) of any such Loss effected without its written consent; provided, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. Notwithstanding anything in this Section 9.11 to the contrary, the Indemnifying Party shall not, without the Indemnified Person’s prior written consent, settle or compromise or forego any appeal of any such Loss or consent to entry of judgment in respect thereof which imposes (i) any criminal liability or any unindemnified civil liability or (ii) any future obligation on the Indemnified Person or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Person a release from all liability in respect of such Loss or which involves any risk of foreclosure, sale, forfeiture or loss or imposition of an Encumbrance on any asset of the Indemnified Person.
(b)    All Parties shall use commercially reasonable efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder.

(c)    Any Loss of any Indemnified Person shall be reduced by (i) the amount of any insurance proceeds actually received by the Indemnified Person in respect of such Loss in such year, and (ii) indemnity or contribution amounts actually received from third parties (net of any applicable costs of recovery or collection thereof). The Indemnified Person shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss and under all Contracts to enforce any rights and exercise any remedies with respect to indemnification, reimbursement or other similar rights, remedies or claims to the same extent as they would if such Loss were not subject to indemnification hereunder.
(d)    If the amount of any Loss, at any time after the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under any insurance coverage (excluding any proceeds from self-insurance or flow-through insurance policies), or under any Claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof by such insurer or other Person to the Indemnified Person at the then short-term AFR (using annual compounding)), must promptly be repaid by the Indemnified Person to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Person against any third party, except third parties that provide insurance coverage to the Indemnified Person or its Affiliates, in respect of the Loss to which the indemnity payment relates. Without limiting the generality or effect of any other provision hereof, each such Indemnified Person and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such Claims at the direction of the Indemnifying Party. Nothing in this Section 9.11 will be construed to require any Party to obtain or maintain any insurance coverage.
(e)    The Parties hereby agree that, in the event of any conflict between the rights and obligations of the Parties set forth in this Section 9.11 with respect to the defense of Claims relating to any loss of Tax Credits and the rights and obligations of the Members set forth in the Project Company LLC Agreement, the provisions of the Project Company LLC Agreement shall control.
Section 9.12    Taxes.
(a)    Tax Treatment. For U.S. federal income Tax purposes, the Parties shall treat the transactions contemplated by this Agreement as a transaction described in Revenue Ruling 99-5, Situation 1, pursuant to which the Project Company is converted from an entity that is disregarded as an entity separate from its owner to a partnership with the Investors and Seller as partners and 99% of the assets of the Project Company are deemed purchased by Investors (the “Deemed Purchased Assets”) and 100% of the assets of the Project Company are deemed contributed by Investors and Seller to the Project Company. The Parties will report such transactions consistently with such characterization, unless otherwise required by Applicable Law; provided, that the foregoing shall not prevent either Party from settling any Tax audit, Tax review or Tax litigation or from complying with any final determination therefrom.
(b)    Allocation Schedule. No later than 30 days after the Closing Date, Seller shall deliver (or cause to be delivered) to the Investors a draft schedule (the “Allocation Schedule”) allocating the quotient of the Initial Payment divided by 99% among each of the assets of the Project Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, generally in accordance with an allocation of [***]% to the tangible assets and [***]% to the intangible assets. If, within 20 days following their receipt of the draft Allocation Schedule, the Investors do not provide written comments to Seller, such Allocation Schedule as prepared by Seller shall become final and binding on the Parties. If, within 20 days following its receipt of the draft Allocation Schedule, the Investors provide written comments to Seller, within the ensuing 30 days, the Parties shall attempt in good faith to resolve any dispute regarding the Allocation Schedule. If by the end of the 30 day period, Investors and Seller are unable to reach an agreement on the draft Allocation Schedule or any requested revisions thereto, the dispute will be referred to an independent valuation firm (the “Independent Appraiser”) selected by agreement of Investors and Seller (or, if the Parties cannot agree to the selection of the Independent Appraiser, the Independent Appraiser will be selected by agreement of KPMG LLP and Deloitte Touche Tohmatsu Limited) to resolve any remaining disputes, applying, mutatis mutandis, the procedures and fee allocation set forth in Section 2.4(a) (except that the Independent Appraiser will not be bound to accept either the position submitted to it by the Investors or the position submitted to it by Seller). The Parties shall memorialize the draft Allocation Schedule, as agreed or as determined by the Independent Appraiser, as applicable, in a final Allocation Schedule. After the final Allocation Schedule has been memorialized, if there is an adjustment to the value exchanged hereunder (e.g., due to indemnification payments) for U.S. federal and applicable state and local income Tax purposes, and if such difference requires an adjustment to the Allocation Schedule, then Seller shall prepare such adjustment to the Allocation Schedule and submit such adjustment to the Investors, and the Parties shall use their good faith efforts to agree on the final adjustment within 30 days thereafter; provided, that if the Parties cannot agree on such adjustment, such adjustment shall be determined by the Independent Appraiser applying, mutatis mutandis, the procedures and fee allocation set forth in Section 2.4(a) (except that the Independent Appraiser will not be bound to accept either the position submitted to it by the Investors or the position submitted to it by Seller). The Parties agree to: (a) be bound by the Allocation Schedule agreed upon under this Section 9.12(b); (b) prepare and file, and cause its respective Affiliates to prepare and file, all Tax Returns in a manner consistent with the Allocation Schedule; and (c) take no position, and cause its respective Affiliates to take no position, inconsistent with the Allocation Schedule in any Tax Return or in any Claim by any Governmental Body; provided, that the foregoing shall not prevent either Party from settling any Tax audit, Tax review or Tax litigation or from complying with any final determination therefrom. Notwithstanding the foregoing, the Parties agree that it will not be inconsistent with the Allocation Schedule for (i) a party’s cost for an asset to differ from the total amount allocated in the Allocation Schedule to such asset to reflect capitalized acquisition costs not included in the total amount allocated pursuant to this Section 9.12(b), and (ii) the amount realized by a Party to differ from the total amount allocated pursuant to this Section 9.12(b) to reflect transaction costs that reduce the amount realized for U.S. federal income Tax purposes.
(c)    Responsibility for Tax Returns.
(i)    CapturePoint shall prepare and timely file (taking into account any applicable extensions), or shall cause to be prepared and timely filed (taking into account any applicable extensions), all Tax Returns in respect of the CC Assets and the Site that are required to be filed (taking into account any extension) on or before the Closing Date and shall timely pay, or cause to be timely paid, all Taxes due on such Tax Returns. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with applicable past practices, except as required by Applicable Law.
(ii)    In accordance with the Project Company LLC Agreement, Seller shall cause the Project Company to prepare and timely file (taking into account any applicable extensions), or cause to be prepared and timely filed (taking into account any applicable extensions), all Tax Returns in respect of the CC Assets and the Site that are required to be filed (taking into account any extension) after the Closing Date and shall timely pay, or cause to be timely paid, all Taxes due on such Tax Returns. If any such Tax Return relates to Taxes that are the responsibility of any Seller Related Party under Section 9.12(d), Seller shall cause the Project Company to deliver at least ten days prior to the due date thereof a copy of the Tax Return to

Seller and Investors for their review and comment (which comments, if received in writing at least five days prior to the due date thereof, Seller shall cause the Project Company to consider in good faith). Seller shall cause the Project Company to deliver to Investors and Seller at least two days prior to the due date of any Tax Return described in the immediately preceding sentence a copy of the final version of such Tax Return (provided that the failure to do so will not relieve Seller from its liability hereunder), and Seller shall promptly pay to the Project Company any Taxes due thereon that are the responsibility of Seller under Section 9.12(d).
(d)    Responsibility for Taxes.
(i)    Seller shall be liable for and pay (or cause to be paid), and under this Article IX shall indemnify and hold harmless the Investors against, (i) all Taxes (whether assessed or unassessed) attributable to the CC Assets and the Site for taxable years or periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date and (ii) all Taxes owed as a result of the sale of the Deemed Purchased Assets to the Investors. For purposes of this Section 9.12(d), any Straddle Period will be treated on a “closing of the books” basis as two partial periods, one ending on and including the Closing Date and the other beginning the day after the Closing Date; provided, that depreciation and similar allowances will be allocated on a daily basis, and further provided that property Taxes, and any other Taxes similarly imposed on a periodic basis, will be allocated on a daily basis.
(ii)    All transfer, documentary, filing, recording, sales, use, value added, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller or its applicable Affiliate when due. Seller shall timely file or cause to be timely filed (taking into account any applicable extensions) any Tax Return, exemption certificate or other similar document with respect to such Taxes (and the Investors shall cooperate with respect thereto as necessary). The Parties shall cooperate in good faith to minimize, to the extent permitted under Applicable Law, the amount of any such Taxes or fees.
(e)    Tax Contests.
(i)    Seller agrees to give written notice to the Investors and the Project Company, and Seller agrees to cause the Project Company to give written notice to Investors, of the receipt of any written notice which involves the assertion or the commencement of any Claim that may impact the Tax Credits or the Allocation Schedule or in respect of which an indemnity relating to any Tax may be sought under this Agreement; provided, that failure to comply with this provision shall not affect the Parties’ indemnification obligations hereunder.
(ii)    For purposes of Section 9.11(a) any Claim that could impact the Tax Credits or the Allocation Schedule shall be treated as a Tax contest or dispute involving the Project Company.
(f)    Cooperation. The Parties shall provide each other with such cooperation and information as any of them reasonably may request of the other in connection with preparing and filing any Tax Return pursuant to this Agreement or in connection with any Claim in respect of Taxes related to the CC Assets and the Site. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Bodies and making personnel reasonably available. Each Party shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters in connection with the CC Assets and the Site until 30 calendar days after the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions for the respective Tax periods.
(g)    Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties set forth in this Section 9.12 will be unconditional and absolute and will remain in effect until 30 calendar days after the expiration of all statutes of limitation applicable to such obligations.
ARTICLE X
MISCELLANEOUS PROVISIONS
Section 10.1    Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by e-mail, directed to the intended recipient at the address of such party set forth on Exhibit J or at such other address as any party hereafter may designate to the others in accordance with a Notice under this Section 10.1. A Notice or other communication will be deemed delivered on the earlier of (i) its actual receipt when delivered in person, by registered or certified mail, with postage prepaid and return receipt requested, or by courier to the address of such Party, or (ii) the date of receipt of an e-mail or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt. Any Notice received later than 5:00 p.m. in the time zone of the recipient shall be deemed to be received on the next Business Day.
Section 10.2    Amendment. No changes, amendments or clarifications of the terms and conditions of this Agreement shall be valid or effective unless in writing and signed by authorized representatives of the Party to be bound. No other terms and conditions shall have any application to this Agreement, or any transactions occurring pursuant hereto, unless this Agreement shall be specifically amended in writing by all Parties.
Section 10.3    Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Party in the performance by that Party of its obligations, covenants, agreements or conditions under this Agreement or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement or any other such action. Failure on the part of a Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Party in default of this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that Party or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing and shall be delivered to the Parties in the manner set forth in Section 10.1.
Section 10.4    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 10.5    Successors; Assignment. This Agreement is binding on and inures to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns. This Agreement may not be assigned by any Party without the other Parties’ prior written consent, and any attempted assignment of this Agreement in violation of this Agreement shall be null and void and of no force or effect; provided, however, in the event that any Investor or the Seller transfers its Membership Interest to a transferee in a manner that complies with all conditions set forth in Article IX of the Project Company LLC Agreement (including any transfer made by an Investor to a Put Transferee or a Default Purchaser (as such terms are defined in the Project Company LLC Agreement)), then any such Investor or the Seller must also assign its respective rights and obligations hereunder to such transferee; provided, further, that the effect of any assignment on the assigning Party and the assignee shall be as follows:
(a)     if an Investor is the assigning Party, then the transferring Investor will remain primarily liable under this Agreement (and will retain its rights under this Agreement) and the Investor Guarantee provided by such assigning Investor shall remain in full force and effect unless the Release Condition (as defined in the Project Company Operating Agreement) is met or in the event the assignment is being made to a Put Transferee or a Default Purchaser;
(b)    if an Investor is the assigning Party and the Release Condition is met or in the event the assignment is made by an Investor to a Put Transferee or a Default Purchaser, then in each such event:
(i)    the assigning Investor will cease to be an Investor under this Agreement effective as of the assignment date and will have no further obligations related to the period after the assignment under this Agreement (and the obligations of its Investor Guarantor with respect to its obligations after the assignment under this Agreement under its Investor Guarantee will cease), including that it will have no further obligations to make (1) Contingent Purchase Price Payments (for clarification, any and all unpaid Contingent Purchase Price Payments will relate exclusively to periods from and after the assignment even if such payments relate to all or a portion of a Year that ended prior to the assignment) or (2) Installment Payments, except that each assigning Investor will make a final payment equal to its Final Payment (as defined below);
(ii)    the rights of the assigning Investor under this Agreement for periods after the assignment will be deemed assigned to the assignee as a substituted Investor under this Agreement, provided that the assigning Investor will retain all of its rights under this Agreement for periods prior to assignment following any assignments of the assigning Investor of its rights under this Agreement;
(iii)    the obligations of the assigning Investor for periods after the assignment under this Agreement will be deemed assumed by the assignee as a substituted Investor under this Agreement and the assignee shall thereafter have the obligation to make (1) Contingent Purchase Price Payments (for clarification, any and all unpaid Contingent Purchase Price Payments will relate exclusively to periods from and after the assignment even if such payments relate to all or a portion of a Year that ended prior to the assignment) and (2) Installment Payments, except for the Final Payment being made by each assigning Investor;
(iv)    the assigning Investor and the assignee shall take such further actions and execute, acknowledge and deliver such further documents that are reasonably necessary as requested by the Seller to effectuate the transfer of its rights and obligations under this Agreement to the assignee; and
(v)    for purpose of this Section 10.5(b), “Final Payment” shall be equal to the Installment Payment for the Quarter during which the assignment takes place multiplied by the percentage of the Quarter represented by the period from the start of such Quarter until the date of the assignment.

(c)     if the Seller is the assigning Party, then each of the Seller, CapturePoint and CVRP will remain primarily liable under this Agreement unless the conditions set forth in Section 9.2(d) of the Project Company Operating Agreement are met, in which case such satisfaction of such conditions shall have the same effect on the Seller, CapturePoint and CVRP as set forth in Section 9.2(d) of the Project Company LLC Agreement applied mutatis mutandis.
Section 10.6    Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any Claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.
Section 10.7    Entire Agreement. The Transaction Documents, including the Exhibits and Schedules attached hereto, thereto or incorporated by reference, constitute the entire agreement of the Parties with respect to the matters covered herein and therein. The Transaction Documents supersede all prior agreements and oral understandings among the Parties with respect to such matters. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.
Section 10.8    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.
Section 10.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of the Parties may not have executed the same counterpart. Delivery of an executed counterpart of a signature page hereto electronically in a “.pdf” file or by telecopy shall be as effective as delivery of a manually executed counterpart hereof and all of which shall constitute but one and the same agreement and shall be legal and binding on such Party.
Section 10.10    Confidentiality. The Parties shall, and shall cause their Affiliates and their respective stockholders (other than the holders of the publicly traded stock of a Party or its Affiliates), members, subsidiaries and Representatives to, hold confidential all information they may have or obtain concerning the Parties, the Project Company and its assets, business, operations or prospects, or the Transaction Documents (the “Confidential Information”); provided, that Confidential Information shall not include information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Party or any of its respective Representatives, (b) is or becomes available to Party or any of its respective Representatives on a nonconfidential basis prior to its disclosure by a Party or its respective Representatives, as applicable, (c) is required or requested to be disclosed by a Party or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Law or rule or regulation of any stock exchange, (d) is required or requested by the IRS or any other taxing authority in connection with the CC Assets, the Site or Tax Credits or other tax benefits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit, (e) is otherwise subject to legal, judicial, regulatory or FINRA (or any successor thereto) requests for information or documents or (f) is permitted to be disclosed pursuant to Section 8.3. Subject to the provisions of Section 8.3, if a Party is required or requested to disclose any Confidential Information as described in clause (c) or (e) above, such Party, to the extent not prohibited by Applicable Law, will provide the other Parties with prompt Notice and will disclose only that portion of such Confidential Information that is legally required to be furnished. In the case of disclosures to the IRS described in clause (d) above, a disclosing Party will obtain reliable assurance that, to the maximum extent permitted by

Applicable Law, such information will not be made available for public inspection pursuant to Section 6110 of the Code. Each Party may disclose Confidential Information to its Representatives that have a need to know such Confidential Information. Each Party will advise its Representatives that the Confidential Information is confidential and that by receiving such information, such Representatives are agreeing to be bound by the confidentiality provisions of this Agreement and not to use the Confidential Information for any purpose other than as described herein. Each Party agrees to be responsible for any breach of the confidentiality obligations and use restrictions in this Agreement by its Representatives. Nothing herein shall be construed as prohibiting a party hereunder from using such Confidential Information in connection with (i) any Claim against another Party hereunder or (ii) any exercise by a Party of any of its rights hereunder. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Parties are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the Project Company, shall not apply to the U.S. federal Tax structure or U.S. federal Tax treatment of the Project Company, this Agreement and the agreements referenced herein, and each Party (and its Representatives) may disclose to any and all Persons, without limitation of any kind, the U.S. federal Tax structure and U.S. federal Tax treatment of the Project Company and the Transaction Documents. The preceding sentence is intended to cause an investment in the Project Company not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the U.S. Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. In addition, each Party acknowledges that it has no proprietary or exclusive rights to the Tax structure of the Project Company or any Tax matter or Tax idea related to the Project Company. For the avoidance of doubt, nothing in this Section 10.9 shall limit such Person’s right to disclose information pursuant to Section 8.3.
Section 10.11    Joint Efforts. To the full extent permitted by Applicable Law, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the Parties.
Section 10.12    Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY PROVISION THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. THE PARTIES IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT.
Section 10.13    No Duplication. Any liability for indemnification or other money damages under this Agreement and the CC Project Documents shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of fact, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to indemnification or other remedies for money damages under this Agreement or the CC Project Documents, or that triggers a required payment of an Underproduction Fee (as defined in each of the CRNF Carbon Oxides Purchase Agreement and the Sequestration Agreement) or a Release Event Payment, only one recovery of damages shall be allowed.
Section 10.14    Enforcement Costs. In the event of any action, suit or proceeding, at law or in equity, among the Parties relating to the enforcement of the Parties’ rights and obligations under this Agreement, each Party shall be responsible for its costs and expenses relating to such enforcement.

Section 10.15    Relationship of Parties. Nothing contained in this Agreement shall, or shall be deemed to, constitute a partnership, joint venture or agency agreement between Investors and any Seller Related Party.
Section 10.16    Non-Recourse. Except with respect to and as set forth in the Investor Guarantees and the Seller Guarantees, recourse for the payment or performance of the obligations of any Party under the terms of this Agreement shall be limited solely to such Party (and such liability may be further limited by Article IX), and no direct or indirect shareholder, member or Affiliate of a Party shall have any liability for the payment or performance of any obligations under this Agreement. In no event shall a Representative of a Party have any personal liability for the payment or performance of any obligations under this Agreement.
Section 10.17    Titles and Headings. Titles and headings as used in this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of any provision.
Section 10.18    Choice of Forum. Each Party hereby irrevocably submits to the exclusive jurisdiction of the Courts of New Castle County, Delaware and all courts of appeal there from for all purposes hereof, provided that the foregoing shall not restrict a Party from enforcing a judgment outside of Delaware including the ability to initiate an original action in the courts of another jurisdiction if the judgment cannot be enforced. Each Party irrevocably waives all objections which it may now or hereafter have as to venue in any of the above courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such suit, action or proceeding.

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    IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.
SELLER:
CVR-CapturePoint Parent LLC
    By:    /s/ Mark A. Pytosh
Mark A. Pytosh, Manager

    By:    /s/ Ronald T. Evans
Ronald T. Evans, Manager

CVRP:
CVR Partners, LP
By: CVR GP, LLC, its general partner
By:        /s/ Mark A. Pytosh
    Mark A. Pytosh,
    President and Chief Executive Officer

CRNF:
Coffeyville Resources Nitrogen Fertilizers, LLC
By:        /s/ Mark A. Pytosh
    Mark A. Pytosh,
    President and Chief Executive Officer

CAPTUREPOINT:
CapturePoint LLC
By:        /s/ Ronald T. Evans
    Ronald T. Evans, CEO

[***] INVESTOR:
[***]

By:     /s/ [***]
    Name: [***]
    Title: [***]

ADDITIONAL INVESTOR:
[***]
By:     /s/ [***]
    Name: [***]
    Title: [***]

Exhibits (as outlined in the Table of Contents) have been
omitted pursuant to Item 601(a)(5) of Regulation S-K
and will be provided to the Securities and Exchange Commission upon request.